EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

dated as of April 16, 2007

by and among

Macquarie FBO Holdings LLC,
as the Purchaser,

Mercury Air Centers, Inc.

The Stockholders set forth on the
Stockholder Signature Page attached hereto,
as the Sellers

and

Allied Capital Corporation,
as the Seller Representative

LIST OF EXHIBITS

Exhibit A -	Escrow Agreement
Exhibit B -	Financial Statements
Exhibit C -	Airport Estoppel Letter
Exhibit D -	Confidentiality Agreement
Exhibit E -	License Agreement
Exhibit F -	Company Legal Opinion
Exhibit G -	Net Working Capital
Exhibit H	Stock Exchange Terms and Conditions
Exhibit I	Option Agreement

LIST OF DISCLOSURE SCHEDULES

Indebtedness Schedule
Transaction Expenses Schedule
FBO Capital Expenditure Schedule
Capital Stock Schedule
Conflicts Schedule
Consents Schedule
Capitalization Schedule
Subsidiaries Schedule
Financial Statements Schedule
Excluded Assets Schedule
Developments Schedule
Title to Assets Schedule
Motor Vehicles Schedule
Compliance Schedule
Taxes Schedule
Environmental Matters Schedule
Intellectual Property Schedule
Real Estate Schedule
Litigation Schedule
Employee Benefits Schedule
Affiliate Transactions Schedule
Insurance Schedule
Employee Schedule
Contracts Schedule
Bank Accounts Schedule
Airport Estoppel Schedule
Seller Elimination Schedule
Interim Operations Schedule
D&O Indemnification Schedule
Letter of Credit Schedule
Material Adverse Effect Schedule

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 16, 2007 (the “Execution Date”), by and among Macquarie FBO Holdings LLC, a Delaware limited liability company (the “Purchaser”), Mercury Air Centers, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on the stockholder signature page attached hereto (each a “Seller” and collectively, the “Sellers”), and Allied Capital Corporation, a Maryland corporation, as the Seller Representative (as defined below). The Purchaser, the Sellers and the Company are sometimes referred to collectively herein as the “Parties.” Certain capitalized terms which are used herein are defined in Article VIII below.

WHEREAS, as of the date hereof, Allied Capital Corporation, Directional Aviation Group, LLC and David Moore (collectively, the “Initial Closing Sellers”) own 61,039.33 shares of Common Stock of the Company, $0.01 par value per share, and Allied Capital Corporation owns one share of Series A Non-Voting Common Stock of the Company, $0.01 par value per share (together, the “Initial Closing Shares”);

WHEREAS, as of the date hereof, Kenneth C. Ricci owns 7,745.36 shares of Common Stock of the Company, $0.01 par value per share (the “Ricci Shares”);

WHEREAS, the Initial Closing Shares and the Ricci Shares represent 100% of the issued and outstanding capital stock of the Company as of the date hereof;

WHEREAS, immediately prior to the Closing, Kenneth C. Ricci will exchange the Ricci Shares for 7,745.36 shares of preferred stock of the Company (the “Option Shares”) pursuant to Section 7.1(j) hereof;

WHEREAS, the Initial Closing Sellers and the Purchaser desire to enter into this Agreement pursuant to which the Initial Closing Sellers agree to sell to the Purchaser and the Purchaser agrees to purchase from the Initial Closing Sellers all of the Initial Closing Shares on the Closing Date;

WHEREAS, Kenneth C. Ricci and the Purchaser desire to enter into this Agreement pursuant to which Kenneth C. Ricci agrees to sell to the Purchaser and the Purchaser agrees to purchase from Kenneth C. Ricci, the Option (defined below) on the Closing Date; and

WHEREAS, Macquarie Infrastructure Company LLC, as a material beneficiary of the transactions contemplated by this Agreement, and as a material inducement to the Company’s and each Seller’s willingness to enter into this Agreement, is entering in a guaranty agreement on even date herewith to guarantee the Purchaser’s obligations hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I.
THE CLOSING; PURCHASE AND SALE

Section 1.1 Purchase and Sale

At the Closing, subject to the terms and conditions set forth in Section 7.1 and Section 7.2 below, as applicable: (a) the Purchaser shall purchase from the Initial Closing Sellers, and the Initial Closing Sellers shall sell, convey, assign, transfer, and deliver to the Purchaser, all of the Initial Closing Shares free and clear of all liens; and (b) the Purchaser shall purchase from Kenneth C. Ricci, and Kenneth C. Ricci shall sell, convey, assign, transfer, and deliver to the Purchaser, the Option.

Section 1.2 Purchase Price

(a) The purchase price for the Initial Closing Shares (the “Initial Closing Shares Purchase Price”) shall be: $6,200.41756 per share, less an amount per share equal to the quotient of (i) the aggregate dollar amount that would be required to pay in full, as of the Closing Date, the outstanding principal and all accrued and unpaid interest, fees, prepayment premiums and penalties, if any, of the Indebtedness described in items 1 and 2 on the Indebtedness Schedule divided by (ii) 68,785.69. The Initial Closing Shares Purchase Price will be paid by the Purchaser as described in Section 1.4 below. The Initial Closing Shares Purchase Price may be adjusted prior to the Closing pursuant to Section 1.5, Section 1.6 and Section 1.8 below. The Initial Closing Shares Purchase Price may be adjusted after the Closing pursuant to Section 1.7 below.

(b) The purchase price for the Option shall be as set forth in the Option Agreement (defined below) (the “Option Purchase Price”).

(c) The exercise price for the Option Shares shall be as set forth in the Option Agreement (the “Option Shares Exercise Price”). The Initial Closing Shares Purchase Price, the Option Purchase Price and the Option Shares Exercise Price shall be referred to collectively hereinafter as the “Purchase Price.”

Section 1.3 The Closing

The closing of the purchase and sale of the Initial Closing Shares and the Option (together, the “Sale”), and the transactions relating thereto (collectively, the “Closing”), shall take place at the offices of DLA Piper US LLP, 1200 Nineteenth Street, NW, Washington, D.C. 20036-2412 (or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself), unless such date is within the fourteen-day period preceding the end of any calendar quarter, in which case the Closing will take place on the first Business Day immediately after the end of such calendar quarter, or at such other time and place as Purchaser and Seller Representative agree. The date and time of the Closing are referred to as the “Closing Date.” The Closing will be effective as of 12:01 a.m., New York time on the Closing Date.

Section 1.4 Payment of Consideration

(a) At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Section 7.1 and Section 7.2 below:

(i) The Purchaser shall deliver $174.45489 for each of the Initial Closing Shares (the “Initial Closing Shares Escrow Fund”) to the Escrow Agent on the Closing Date for deposit into an escrow account as security for any liability of the Initial Closing Sellers pursuant to: (A) the purchase price adjustment in Section 1.7 below; or (B) the indemnity obligations set forth in Section 5.19 or Section 6.2 of this Agreement. The Initial Closing Shares Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit A hereto.

(ii) The Purchaser shall pay, or cause to be paid, on behalf of the Sellers, the Company and its Subsidiaries, certain costs, fees and expenses owed to third parties relating to the transactions contemplated by this Agreement, which are the responsibility of the Sellers, the Company and its Subsidiaries, by wire transfer of immediately available funds as directed by such third parties at or prior to the Closing, as described on the Transaction Expenses Schedule and the Company shall deliver to the Purchaser all appropriate payoff letters with releases from such third parties.

(iii) The Purchaser shall pay to the Initial Closing Sellers on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares immediately prior to the Closing, by wire transfer of immediately available funds to the bank and account specified by the Seller Representative at or prior to the Closing:

(A) the Initial Closing Shares Purchase Price,

(B) less the amount of the payment per share described in Section 1.4(a)(i) above for each of the Initial Closing Shares,

(C) less an amount per share for each of the Initial Closing Shares equal to the quotient of (I) the amount of the payment described in Section 1.4 (a)(ii) above divided by (II) 68,785.69,

(D) plus the amount of any adjustments in favor of the Initial Closing Sellers pursuant to Section 1.5,

(E) less the amount of any adjustment in favor of the Purchaser pursuant to Section 1.6(e),

(F) plus the amount of any adjustments in favor of the Initial Closing Sellers pursuant to Section 1.8, and

(G) plus an amount per share for each of the Initial Closing Shares equal to the quotient of (I) the Company’s Cash on Hand divided by (II) 68,785.69.

(iv) The Purchaser shall pay the amount of any adjustment in favor of the Sellers pursuant to Section 1.6(d) to the Seller Representative to be distributed in accordance with Section 1.7(e).

(v) The Initial Closing Sellers shall deliver to the Purchaser all of the stock certificates representing the Initial Closing Shares, endorsed in blank or accompanied by duly executed assignment documents, free and clear of security interests, liens, options, warrants, purchase rights, contracts, commitments, restrictions, equities, claims and demands.

(vi) The Purchaser or the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Initial Closing Shares such amounts as the Purchaser or the Escrow Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Tax Law, or pursuant to other applicable judgments, decrees, injunctions or orders, with respect to the making of such payment. To the extent that amounts are so withheld by the Purchaser or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Initial Closing Shares in respect of whom such deduction and withholding was made by the Purchaser or the Escrow Agent.

(b) At the Closing, the Purchaser or its Affiliate shall pay the Option Purchase Price to Kenneth C. Ricci upon the execution of the Option Agreement by all parties, by wire transfer of immediately available funds to the bank and account specified by Kenneth C. Ricci at or prior to the Closing.

(c) At the closing of the purchase of the Option Shares, if any (the “Subsequent Closing”) pursuant to all of the terms and conditions set forth in the Option Agreement:

(i) The Purchaser shall deliver $174.45489 for each of the Option Shares (the “Option Shares Escrow Fund”) to the Escrow Agent on the date of the Subsequent Closing (the “Subsequent Closing Date”) for deposit into the same escrow account referenced in Section 1.4(a)(i) as security for any liability of Kenneth C. Ricci pursuant to: (A) the purchase price adjustment in Section 1.7 below; or (B) the indemnity obligations set forth in Section 5.19 or Section 6.2 of this Agreement. The Option Shares Escrow Fund shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement attached as Exhibit A hereto. The Initial Closing Shares Escrow Fund and the Option Shares Escrow Fund are together referred to hereinafter as the “Escrow Fund.”

(ii) The Purchaser shall pay the Option Shares Exercise Price to Kenneth C. Ricci by wire transfer of immediately available funds as directed by the Seller Representative at or prior to the Subsequent Closing.

(iii) Kenneth C. Ricci shall deliver to the Purchaser all of his rights to the Option Shares.

(iv) The Purchaser or the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Option Agreement to any holder of the Option Shares such amounts as the Purchaser or the Escrow Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Tax Law, or pursuant to other applicable judgments, decrees, injunctions or orders, with respect to the making of such payment. To the extent that amounts are so withheld by the Purchaser or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Option Shares in respect of whom such deduction and withholding was made by the Purchaser or the Escrow Agent.

Section 1.5 Pre-Closing Purchase Price Adjustment - Capital Expenditures

The Company and its Subsidiaries have incurred from and after January 1, 2007, and anticipate incurring from and after the date hereof through the Closing, certain budgeted capital expenditures relating to the Business as set forth on the attached FBO Capital Expenditure Schedule. To the extent that the Company and its Subsidiaries incur and pay such expenditures (other than expenditures related to those projects identified on the FBO Capital Expenditure Schedule as being “discretionary projects”) from and after January 1, 2007 but prior to the Closing (the “Reimbursable Cap-Ex Amount”) and the documentation set forth in Section 7.1(g)(iv) is provided to the Purchaser prior to Closing to substantiate the Reimbursable Cap-Ex Amount, the Initial Closing Shares Purchase Price shall be increased pursuant to Section 1.4(a)(iii) by an amount per share equal to the quotient of (a) the Reimbursable Cap-Ex Amount divided by (b) 68,785.69.

Section 1.6 Pre-Closing Net Working Capital Adjustment

(a) At least five (5) Business Days prior to the Closing, the Company shall deliver its best estimate of the balance sheet of the Company and its Subsidiaries as of the Closing (the “Estimated Closing Balance Sheet”) and a calculation from the Estimated Closing Balance Sheet (the “Estimated Net Working Capital Calculation”) of the estimated Net Working Capital (the “Estimated Net Working Capital”), determined in accordance with the definition of Net Working Capital in Article VIII.

(b) For purposes of this Agreement, Target Net Working Capital means negative Five Hundred Seventy Thousand Ninety-Four Dollars (-$570,094).

(c) If the Estimated Net Working Capital is equal to the Target Net Working Capital, then there shall be no adjustment to the Purchase Price under this Section 1.6.

(d) To the extent that the Estimated Net Working Capital exceeds the Target Net Working Capital (the “Estimated Working Capital Surplus”), then the Purchase Price shall be increased pursuant to Section 1.4(a)(iv) by an amount per share equal to the quotient of (i) the Estimated Working Capital Surplus divided by (ii) 68,785.69.

(e) To the extent that the Target Net Working Capital exceeds the Estimated Net Working Capital (the “Estimated Working Capital Deficiency”), then the Purchase Price shall be decreased pursuant to Section 1.4(a)(iii) by an amount per share equal to the quotient of (x) the Estimated Working Capital Deficiency divided by (y) 68,785.69.

Section 1.7 Post-Closing Net Working Capital Adjustment

Following the Closing Date, the Initial Closing Shares Purchase Price shall be adjusted, if at all, as set forth below:

(a) The Purchaser shall prepare and deliver to the Seller Representative within seventy-five (75) days after the Closing Date an unaudited balance sheet of the Company and its Subsidiaries as of the close of business on the Closing Date (the “Proposed Closing Balance Sheet”) and a calculation from the Proposed Closing Balance Sheet (the “Proposed Net Working Capital Calculation”) of Net Working Capital (the “Proposed Net Working Capital”), determined in accordance with the definition of Net Working Capital in Article VIII.

(b) On or prior to the 45th day following the Purchaser’s delivery of the Proposed Closing Balance Sheet and the Proposed Net Working Capital Calculation, the Seller Representative may give the Purchaser a written notice stating in reasonable detail the Seller Representative’s objections (an “Objection Notice”) to the Proposed Closing Balance Sheet or the Proposed Net Working Capital Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Proposed Closing Balance Sheet or the Proposed Net Working Capital Calculation which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Seller Representative does not give the Purchaser an Objection Notice within such 45-day period, then the Proposed Closing Balance Sheet and the Proposed Net Working Capital Calculation shall be conclusive and binding upon the Parties and the Net Working Capital set forth in the Proposed Net Working Capital Calculation will constitute the Net Working Capital for purposes of this Section 1.7. During such 45-day period, the Purchaser shall provide the Seller Representative with access to the Company’s books and records and its personnel and accountants as may be reasonably necessary for the Seller Representative to review the Proposed Closing Balance Sheet and the Proposed Net Working Capital Calculation.

(c) Following the Purchaser’s receipt of any Objection Notice, the Seller Representative and the Purchaser shall attempt to negotiate in good faith to resolve such dispute. In the event that the Seller Representative and the Purchaser fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after the Purchaser receives the Objection Notice, the Seller Representative and the Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Auditors”) shall, within the 45-day period immediately following such 30-day period, make the final determination of the Net Working Capital in accordance with the terms of this Agreement. The Purchaser and the Seller Representative each shall provide the Independent Auditors with their respective determinations of the Net Working Capital. The Independent Auditors shall make an independent determination of the Net Working Capital that, assuming compliance with the previous clause, shall be final and binding on the Sellers and the Purchaser if such independent determination shall be within the range proposed by the Purchaser and the Seller Representative in the Proposed Net Working Capital Calculation and the Objection Notice. If the Independent Auditors’ determination of the Net Working Capital is outside of the range proposed by the Purchaser and the Seller Representative in the Proposed Net Working Capital Calculation and the Objection Notice, then the Party whose calculation of Net Working Capital was closer to that of the Independent Auditors shall be final and binding on the Sellers and the Purchaser. The fees, costs and expenses of the Independent Auditors shall be paid by the party whose calculation of Net Working Capital was different by the greater amount from that of the Independent Auditors.

(d) The term “Closing Balance Sheet” shall mean the Proposed Closing Balance Sheet delivered pursuant to Section 1.7(a) as adjusted, if at all, pursuant to Sections 1.7(b) and (c).

(e) Any payment received by the Seller Representative pursuant to Section 1.4(a)(iv) shall be held by the Seller Representative until the Net Working Capital is finally determined pursuant to this Section 1.7.

(i) If the Estimated Net Working Capital equals the Net Working Capital as finally determined pursuant to this Section 1.7, then there shall be no adjustment to the consideration paid at Closing pursuant to Section 1.4.

(ii) To the extent that the Estimated Net Working Capital exceeds the Net Working Capital as finally determined pursuant to this Section 1.7 (the “Final Working Capital Deficiency”), then the Sellers shall be required to pay to the Purchaser, within five Business Days after the calculation of Net Working Capital becomes binding in accordance with this Section 1.7, by wire transfer of immediately available funds to the accounts designated in writing by the Purchaser, an amount per share equal to the quotient of (i) the Final Working Capital Deficiency divided by (ii) 68,785.69 (provided, that, such payment shall be satisfied first from the amount, if any, paid to the Seller Representative pursuant to Section 1.4(a)(iv) and if any amounts remain owing to the Purchaser following payment of such funds, then from the Escrow Fund (but only up to $29.07582 per share) prior to requiring the Sellers to make any payment hereunder). Notwithstanding the foregoing, if the Purchaser has not purchased the Option Shares pursuant to the Option Agreement prior to the determination of the Final Working Capital Deficiency, any amounts required to be paid from the Escrow Fund or by the Sellers as provided above shall only be paid with respect to the Initial Closing Shares. If the Purchaser purchases the Option Shares pursuant to the Option Agreement after the determination of the Final Working Capital Deficiency, any amounts required to be paid from the Escrow Fund or by the Sellers as provided above shall be paid with respect to the Option Shares upon the purchase of the Option Shares.

(iii) To the extent that the Net Working Capital as finally determined pursuant to this Section 1.7 exceeds the Estimated Net Working Capital (the “Final Working Capital Surplus”), then the Purchaser shall pay to the Sellers, within five Business Days after the calculation of Net Working Capital becomes binding in accordance with this Section 1.7, on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares and the Option Shares immediately prior to the Closing Date, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative, an amount per share equal to the quotient of (x) the Final Working Capital Surplus divided by (y) 68,785.69. Notwithstanding the foregoing, if the Purchaser has not purchased the Option Shares pursuant to the Option Agreement prior to the determination of the Final Working Capital Surplus, any amounts required to be paid by the Purchaser as provided above with respect to the Option Shares shall be paid to the Seller Representative, who shall deposit such amounts into an escrow account with the Escrow Agent for disbursement to Kenneth C. Ricci or the Purchaser as provided below. If the Purchaser purchases the Option Shares pursuant to the Option Agreement after the determination of the Final Working Capital Surplus but on or prior to November 12, 2007, then the Seller Representative shall promptly disburse the amounts deposited into escrow pursuant to the immediately preceding sentence to Kenneth C. Ricci by wire transfer of immediately available funds to the accounts designated in writing by Kenneth C. Ricci. If the Purchaser has not purchased the Option Shares pursuant to the Option Agreement on or prior to November 12, 2007, then the Seller Representative shall promptly disburse the amounts deposited into escrow as provided above to the Purchaser by wire transfer of immediately available funds to the accounts designated in writing by the Purchaser.

(iv) The amount, if any, retained by the Seller Representative as a result of any payment pursuant to Section 1.4(a)(iv) following the payments required pursuant to Section 1.7(e)(iii) shall be distributed by the Seller Representative to the Sellers in the same manner as described in Section 1.7(e)(iii).

Section 1.8 Tax Benefit of Certain Payments

All payments of the type and nature described in Section 1.4(a)(ii) above, any bonus, compensation or similar payments actually made to, or received by, employees of the Company and its Subsidiaries on or prior to the Closing relating directly or indirectly to the consummation of the Closing, and any other transaction-related costs, expenses and fees actually incurred by the Sellers, the Company and its Subsidiaries (collectively, “Transaction Expenses”) and paid on or prior to the Closing will be deemed to be paid, for all accounting and Tax reporting purposes, immediately prior to the consummation of the Closing. To the extent that the Transaction Expenses are entitled to be deducted by the Company under applicable Tax laws (the “Company Deductible Transaction Expenses”), then the Initial Closing Shares Purchase Price shall be increased pursuant to Section 1.4(a)(iii) by an amount per share equal to the quotient of (a) twenty percent (20%) of the Company Deductible Transaction Expenses, up to a maximum of Seven Million Dollars ($7,000,000) in the aggregate, divided by (b) 68,785.69.

Section 1.9 Seller Representative

(a) Allied Capital Corporation is hereby appointed by each Seller (and their successors and assigns) as agent and attorney-in-fact (the “Seller Representative”) for each Seller, for and on behalf of such Sellers, (i) to enter into and perform the Escrow Agreement, to authorize delivery of cash from the Escrow Fund in satisfaction of claims pursuant to this Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Seller Representative for the accomplishment of the foregoing, (ii) to take any other action expressly delegated to the Seller Representative under the other terms of this Agreement and (iii) to execute any amendment, waiver or consent of this Agreement or the Escrow Agreement. Any notice to any Seller required or permitted under this Agreement may be satisfied by notice to the Seller Representative.

(b) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative while acting in good faith and in the exercise of reasonable judgment. Sellers shall severally indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without negligence, bad faith or willful misconduct on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. Any party dealing with the Seller Representative is entitled to rely on the actions taken by, and consents and approvals given by, the Seller Representative. A Party shall be entitled to rely on the Seller Representative’s actions, consents and approvals notwithstanding any knowledge of the relying Person. No Person shall have any liability for relying on the Seller Representative in the foregoing manner.

(c) Concurrent with the execution hereof, each of the Initial Closing Sellers has delivered to the Seller Representative certificates representing such Seller’s Initial Closing Shares, except as provided below, along with stock powers executed in blank, and hereby authorizes the Seller Representative to transfer such shares to Purchaser at the Closing subject to the satisfaction of all of Sellers’ conditions to Closing. Each of the Initial Closing Sellers hereby authorizes the Seller Representative to deliver such certificates to Purchaser in connection with the Closing of the transactions contemplated by this Agreement in exchange for the contemporaneous payment of the portion of the Initial Closing Shares Purchase Price to which such Seller is entitled pursuant to the terms hereof. 3,013.88 of the Initial Closing Shares owned by Directional Aviation Group, LLC (the “Escrowed DAG Shares”) are currently being held by US Bank, NA, successor to Wachovia Bank, N.A. pursuant to the Escrowed Shares Escrow Agreement (the “US Bank Escrow Agreement”) among Wachovia Bank, N.A., Allied Capital Corporation, Directional Aviation Group, LLC and Bluechip Investment Company dated March 17, 2005, as amended on January 27, 2006 to, among other things, add Corporate Wings-CGF, LLC and Corporate Wings-Cleveland, LLC as parties thereto. Because the Escrowed DAG Shares are being held in escrow to secure certain indemnity obligations in favor of the Company and its Subsidiaries until July 27, 2007, these shares will not be delivered to the Seller Representative concurrent with the execution hereof. In the event that the Closing has not taken place prior to the release of the Escrowed DAG Shares from escrow and this Agreement has not been terminated pursuant to Section 9.1, Directional Aviation Group, LLC hereby authorizes the Seller Representative to instruct the escrow agent under the US Bank Escrow Agreement to deliver the Escrowed DAG Shares to the Seller Representative to be held in accordance with this Section 1.9. In the event that the Closing occurs prior to the release of the Escrowed DAG Shares from escrow, Directional Aviation Group, LLC hereby authorizes the Seller Representative to instruct the escrow agent under the US Bank Escrow Agreement to deliver the Escrowed DAG Shares to the Purchaser. If this Agreement is terminated pursuant to Section 9.1, then the Seller Representative will be required to return to the respective Initial Closing Sellers any stock certificates and stock powers delivered to the Seller Representative hereunder by such Initial Closing Sellers.

(d) If the Seller Representative receives a payment from the Purchaser pursuant to Section 1.4(a)(iv), the amount of any such payment shall be deposited into an escrow account separate from the Escrow Fund with the Escrow Agent. The Escrow Agent shall hold, invest and disburse the funds in accordance with the terms and conditions of an escrow agreement between the Seller Representative and the Escrow Agent. The escrow agreement will permit the Seller Representative to instruct the Escrow Agent to disburse the escrow deposit and any investment income earned thereon to the Sellers and/or the Purchaser in a manner that will satisfy the Seller Representative’s obligations under Section 1.7(e) hereof. Any fees and expenses of the Escrow Agent shall be paid from the funds deposited with the Escrow Agent.

Section 1.10 Allied Debt Pay-off

The Company hereby acknowledges and agrees that the consummation of the transactions contemplated herein constitutes a “change of control” under the Indebtedness described in item 2 on the Indebtedness Schedule. Upon consummation of the Closing and the change of control, Allied Capital Corporation hereby demands full repayment by the Company of the outstanding principal and all accrued and unpaid interest, fees, prepayment premiums and penalties, if any, of the Indebtedness described in item 2 on the Indebtedness Schedule.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Sellers to enter into this Agreement and to sell the Initial Closing Shares, the Option and the Option Shares, the Purchaser hereby represents and warrants that:

Section 2.1 Organization; Corporate Power and Authorization

The Purchaser is a limited liability company validly existing and in good standing under the laws of the state of its formation. The Purchaser has the requisite limited liability company power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by the Purchaser.

Section 2.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser which is enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party do not and shall not, and the consummation of the transactions contemplated thereby will not, (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of or (iii) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity (except for the approvals required under the HSR Act and notices or disclosures required under federal securities laws or any listing agreements with securities exchanges) pursuant to: (A) the Certificate of Formation or operating agreement of the Purchaser; (B) any agreement, instrument, or other document to which the Purchaser is a party or to which any of its assets is subject; or (C) any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Government Entity, to which the Purchaser or any of its assets is subject.

Section 2.3 Brokerage

The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or the Company could become liable or obligated.

Section 2.4 Financial Ability

The Purchaser has currently available funds, resources and commitments sufficient to consummate the transactions contemplated by this Agreement and acknowledges that this Agreement contains no financing contingency.

Section 2.5 No Litigation

There is no lawsuit, claim, action, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against the Purchaser, its properties or businesses, which is reasonably expected to have a Purchaser Material Adverse Effect or that may challenge or restrict the ability of the Purchaser to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 2.6 Investment

The Purchaser is acquiring the Initial Closing Shares, the Option and the Option Shares (to the extent such shares are purchased) for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Purchaser shall not offer to sell or otherwise dispose of the Initial Closing Shares, the Option and the Option Shares (to the extent such shares are purchased) in violation of any Legal Requirement applicable to any such offer, sale or other disposition. The Purchaser acknowledges that: (a) the Initial Closing Shares have not been registered under the Securities Act, or any state securities laws; (b) there is no public market for the Initial Closing Shares and there can be no assurance that a public market shall develop; and (c) the Purchaser must bear the economic risk of its investment in the Initial Closing Shares for an indefinite period of time. The Purchaser also acknowledges that: (a) the Ricci Shares have not been registered under the Securities Act, or any state securities laws; (b) the Option Shares will not be registered as of the Closing under the Securities Act, or any state securities laws; (c) there will not be any public market for the Option Shares and there can be no assurance that a public market will develop; and (d) the Purchaser must bear the economic risk of its investment in the Option Shares (to the extent such shares are purchased) for an indefinite period of time.

Section 2.7 Accuracy on Closing Date

Each representation and warranty set forth in this Article II and all information contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement shall be true and correct as of the time of the Closing as though then made, except: (a) as affected by the transactions expressly contemplated by this Agreement; (b) to the extent that such representation and warranty relates solely to an earlier date; and (c) as affected by any assignment permitted pursuant to Section 9.6, provided that the Purchaser will not be relieved of any breach by it of this Agreement occurring prior to any such permitted assignment.

Section 2.8 Acknowledgement by the Purchaser

Except as expressly set forth herein, the Purchaser is not relying on any covenants, representations or warranties of the Company or the Sellers.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchaser to enter into this Agreement and to purchase the Initial Closing Shares, the Option and the Option Shares, each Seller hereby represents and warrants, severally and not jointly, that:

Section 3.1 Organization; Corporate Power and Authorization

Such Seller, if such Seller is an entity, is validly existing and in good standing under the laws of the state of its incorporation or formation and has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Such Seller’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by such Seller.

Section 3.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which such Seller is a party constitutes a valid and binding obligation of such Seller which is enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) Except as set forth on the attached Conflicts Schedule, the execution, delivery and performance of the Transaction Documents to which such Seller is a party do not and shall not, and the consummation of the transactions contemplated thereby will not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of, (iii) result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel any liability or obligation of such Seller under, (iv) or require any authorization, consent, approval, exemption or other action by or declaration or notice to any third Person or Government Entity (except for the approvals required under the HSR Act and notices or disclosures required under federal securities laws or any listing agreements with securities exchanges) pursuant to: (A) the certificate of incorporation or bylaws or the articles or certificate of formation or operating agreement or similar corporate governance documents of such Seller, if applicable; (B) any agreement, instrument, or other document to which such Seller is a party or to which any of its assets is subject; or (C) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which such Seller is subject.

Section 3.3 Capital Stock

Except as set forth on the attached Capital Stock Schedule, such Seller holds of record, owns beneficially and has good and marketable title to all of such Seller’s Initial Closing Shares and Ricci Shares, and as of the Closing, the Option Shares, free and clear of security interests, liens, options, warrants, purchase rights, contracts, commitments, restrictions, equities, claims and demands. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding, other than with respect to the Option Agreement, with respect to the voting or disposition of any Initial Closing Shares or Ricci Shares, and as of the Closing, the Option Shares, which shall survive the Closing Date. Except as set forth on the attached Capital Stock Schedule and except for such Seller’s ownership of the Initial Closing Shares and Ricci Shares as of the date hereof, and the Option Shares as of the Closing, such Seller does not own of record or beneficially, or have any interest in, or right to acquire, any shares of capital stock of the Company or any Subsidiary.

Section 3.4 Brokerage

Except for the fees payable to: (a) Harris Williams & Co., which shall be paid in accordance with Section 1.4(a)(ii) on the Closing Date; and (b) Paul R. Dupee, Jr. pursuant to the Letter Agreement with Allied Capital Corporation dated November 14, 2003, which fees shall be payable by the Company from and after the Closing pursuant to an assignment and assumption agreement to be entered into between Allied Capital Corporation and the Company prior to the Closing Date, such Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser, the Company or any Subsidiary could become liable or obligated; and such Seller is not a party to any agreement, and has not committed any act which might give rise to any valid claim against the Purchaser, the Company or any Subsidiary, for any such fees or similar payment.

Section 3.5 No Litigation

There is no lawsuit, claim, action, proceeding or investigation pending or, to such Seller’s Knowledge, threatened against such Seller, its properties or businesses, which is reasonably expected to have a Material Adverse Effect or that may challenge or restrict the ability of such Seller to consummate the transactions contemplated hereby and otherwise perform hereunder.

Section 3.6 Accuracy on Closing Date

Each representation and warranty set forth in this Article III and all information contained in any certificate delivered by or on behalf of such Seller pursuant to this Agreement shall be true and correct in all material respects as of the time of the Closing as though then made, except: (a) as affected by the transactions expressly contemplated by this Agreement; and (b) to the extent that such representation and warranty relates solely to an earlier date.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Purchaser to enter into this Agreement and to purchase the Initial Closing Shares, the Option and the Option Shares, the Company hereby represents and warrants that:

Section 4.1 Organization; Qualification and Corporate Power

(a) Each of the Company and its Subsidiaries is a corporation, limited liability company or partnership, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification is not reasonably expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has full corporate power and authority or other power and authority, as applicable, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b) The Company has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement and each of the other Transaction Documents to which it is a party. This Agreement and each of the other Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company that is enforceable against the Company in accordance with its terms, except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

Section 4.2 Approvals and Consents

Except as set forth on the attached Consents Schedule, the execution, delivery, and performance of the Transaction Documents to which any of the Company or its Subsidiaries is a party do not and shall not, and the consummation of the transactions contemplated thereby will not, (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under, (c) give any third party the right to modify, terminate or accelerate any liability or obligation of, or charge any fee, penalty or similar payment to the Company or any Subsidiary under, (d) result in a violation of, (e) require any authorization, consent, approval, exemption or other action by or declaration or notice to any third party or Government Entity (except for the approvals required under the HSR Act and notices or disclosures required under federal securities laws or any listing agreements with securities exchanges) pursuant to: (i) the articles or certificate of incorporation or bylaws, the articles or certificate of formation or operating agreement or similar corporate governance documents of any of the Company or its Subsidiaries; (ii) any Material Contract or, to the Company’s Knowledge, any other agreement, instrument or document to which the Company or any Subsidiary is a party or to which any of its assets is subject; or (iii) any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, Legal Requirement or other restriction of any Government Entity, to which any of the Company or its Subsidiaries or any of their assets is subject.

Section 4.3 Capitalization; Subsidiaries; Corporate Records

(a) As of the date hereof, the entire authorized capital stock of the Company consists of: (i) 10,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued and outstanding; (ii) 89,999 shares of Common Stock, $0.01 par value per share, of which 68,784.69 shares are issued and outstanding; and (iii) one share of Series A Non-Voting Common Stock, $0.01 par value per share, which is issued and outstanding. As of the Closing, the entire authorized capital stock of the Company shall consist of: (i) 7,745.36 shares of Preferred Stock, $0.01 par value per share, of which 7,745.36 shares shall be issued and outstanding; (ii) 89,999 shares of Common Stock, $0.01 par value per share, of which 61,039.33 shares shall be issued and outstanding; and (iii) one share of Series A Non-Voting Common Stock, $0.01 par value per share, which shall be issued and outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers as set forth on the Capitalization Schedule attached hereto. As of the Closing, the Capitalization Schedule shall be updated to reflect the exchange by Kenneth C. Ricci of the Ricci Shares for the Option Shares pursuant to Section 7.1(j) hereof. Each of the Initial Closing Shares and the Ricci Shares was issued in conformity with all applicable Legal Requirements, and none of the Initial Closing Shares or the Ricci Shares was issued in violation of, or is subject to, other than the Option Agreement, any purchase option, call option, right of first refusal, preemptive right or subscription right. As of the Closing, each of the Option Shares shall be issued in conformity with all applicable Legal Requirements, and none of the Option Shares will be issued in violation of, or will be subject to, other than the Option Agreement, any purchase option, call option, right of first refusal, preemptive right or subscription right. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(b) The Subsidiaries Schedule sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or formation, as applicable; (ii) the number of shares of authorized capital stock of each class of its capital stock or membership interests, as applicable; (iii) the number of issued and outstanding shares or membership interests, as applicable, of each class of its capital stock or membership interests, as applicable, the names of the holders thereof, and the number of shares or membership interests, as applicable, held by each such holder; and (iv) the number of shares of its capital stock or membership interests, as applicable, held in treasury. All of the issued and outstanding shares of capital stock or membership interests, as applicable, of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on the Subsidiaries Schedule, the Company holds of record, owns beneficially and has good and marketable title to all of the outstanding shares or membership interests, as applicable, of each Subsidiary of the Company. As of the Closing, such shares or membership interests, as applicable, shall be free and clear of any restrictions on transfer, security interests, liens, options, warrants, purchase rights, contracts, commitments, restrictions, equities, claims, and demands (other than restrictions under the Securities Act and state securities laws). There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Subsidiaries of the Company to issue, sell or otherwise cause to become outstanding any of such Subsidiary’s own capital stock or membership interests, as applicable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock or membership interests, as applicable, of any of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation or ownership interest in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

(c) The Company has made available to Purchaser true and complete copies of the certificate or articles of incorporation or formation, as applicable, of the Company and the Subsidiaries, as amended to date. The Company has made available to Purchaser true and complete copies of all minute books and stock, membership or partnership ledgers, as applicable, of the Company and the Subsidiaries.

Section 4.4 Financial Statements

(a) Attached hereto as Exhibit B are the following financial statements for the Company (collectively, the “Financial Statements”): (i) the Company’s audited consolidated balance sheets and related statements of cash flow and income for the fiscal years ended June 30, 2006, 2005 and 2004; and (ii) the Company’s unaudited consolidated balance sheet as of December 31, 2006 and related statements of cash flow and income for the six-month period then ended. Except as set forth on section (a) of the attached Financial Statements Schedule, each Financial Statement (including the notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly presents in all material respects the financial condition of the Company and its Subsidiaries, taken as a whole, as of such dates and the results of the Company’s and its Subsidiaries’ operations for the periods specified, subject, in the case of the unaudited financial statements, to normal, recurring year-end adjustments, and the absence of explanatory footnote disclosures required by GAAP. The Financial Statements do not contain any adjustment related to the ownership or operation of the assets set forth on the Excluded Assets Schedule attached hereto (the “Excluded Assets”).

(b) The only Indebtedness of the Company and the Subsidiaries arises under the agreements, instruments or documents listed on the attached Indebtedness Schedule.

(c) Since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) of the type required to be reflected on a consolidated balance sheet of the Company and the Subsidiaries prepared in accordance with GAAP applied on a basis consistent with the Financial Statements except liabilities and obligations incurred in the ordinary course of business (other than in connection with any material default under, or breach of, any Material Contract or Real Property Lease by the Company or any Subsidiary).

(d) Since April 12, 2004, except as set forth on section (d) of the Financial Statements Schedule, neither the Company nor any Subsidiary has owned or operated any businesses other than (i) the Business and (ii) the Excluded Assets. Other than with respect to the Excluded Assets, neither the Company nor any Subsidiary currently operates any aircraft maintenance, repair or overhaul activities or any other activities covered by 14 CFR Part 145 (“MRO Activities”).

Section 4.5 Events Subsequent to the Latest Balance Sheet

Except as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, there has been no change in the financial condition or operating results of the Business which is reasonably expected to have a Material Adverse Effect, nor has:

(a)  the Company or any Subsidiary engaged in any material transaction outside of the ordinary course of business;

(b)  there been any damage, destruction or other casualty loss with respect to any asset or property owned or leased by the Company or any Subsidiary that has resulted, or is reasonably likely to result, in losses in excess of $500,000 individually or $1,000,000 in the aggregate;

(c)  the Company made any change in its accounting principles, practices or methodologies;

(d)  the Company or any Subsidiary entered into any employment, consulting, severance, termination or other benefit agreement or other agreement with any of the employees or former employees of the Company or any Subsidiary relating to compensation;

(e)  the Company or any Subsidiary (i) increased the compensation payable to any of its officers or employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by the Company’s or a Subsidiary’s obligations pursuant to applicable Legal Requirements or contracts in effect as of the date of the Latest Balance Sheet, (ii) increased severance obligations payable to any of its officers or employees, (iii) made or committed to make any bonus payment to any of its employees or agents other than payments or arrangements in the ordinary course of business consistent with past practices or (iv) loaned money to any officer or employee of the Company or any Subsidiary;

(f)  the Company or any Subsidiary waived or released any material right or claim of or in favor of the Company or any Subsidiary, other than in the ordinary course of business, or cancelled or waived any debts or claims against any officer, manager or employee of the Company or any Subsidiary;

(g)  the Company or any Subsidiary sold, assigned or transferred, other than in the ordinary course of business and consistent with past practices, any material assets;

(h)  the Company or any Subsidiary acquired by merger, consolidation or otherwise any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

(i)  the Company or any Subsidiary or, to Knowledge of the Company, any other party, terminated, amended or modified, or threatened to terminate, amend or modify, any Material Contract or material permit;

(j)  there been any strike, walkout, or other significant labor event or threat thereof, which in any case has materially adversely affected the Business, or any other new or continued event, development or condition involving labor matters which has or could materially adversely affect the Business;

(k)  there been any actual or, to the Knowledge of the Company, threatened change, in the Company’s or any Subsidiary’s relations with, or any loss or, to the Knowledge of the Company, threatened loss of, any relationship of the Company or any Subsidiary with its landlords, suppliers or customers which, individually or in the aggregate, has had or would reasonably be expected to have a Materially Adverse Effect;

(l)  the Company or any Subsidiary written off as uncollectible any notes owed to the Company or any Subsidiary or accounts receivable of the Company or any Subsidiary or written down the value of any asset or inventory of the Company or any Subsidiary other than in immaterial amounts or in the ordinary course of business consistent with past practice;

(m)  the Company or any Subsidiary created, incurred, assumed or guaranteed any material obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business (other than in connection with any material default under, or breach of, any Material Contract or Real Property Lease by the Company or any Subsidiary) or with respect to Indebtedness that will be satisfied in full as of the Closing Date;

(n)  the Company or any Subsidiary altered in any material respect the manner in which it collects accounts receivable or pays accounts payable; or

(o)  the Company or any Subsidiary agreed to do any of the foregoing.

Section 4.6 Title to Assets

Except as set forth on the attached Title to Assets Schedule, the Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, the tangible assets and other personal property reflected on the Latest Balance Sheet or acquired since the date thereof, except (a) assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet, and (b) assets permitted to be distributed to the Sellers or their Affiliates prior to the Closing pursuant to this Agreement. All tangible assets and other personal property used by the Company or any of its Subsidiaries is either owned by the Company or its Subsidiaries, or leased by the Company or its Subsidiaries pursuant to a lease agreement that is valid, binding and enforceable, except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The Company and its Subsidiaries have valid titles and registrations for each motor vehicle owned by the Company or any Subsidiary, all of which are listed on the attached Motor Vehicles Schedule and copies of which have been made available to the Purchaser. The Company and its Subsidiaries own or lease from unrelated third parties or from affiliated parties as set forth on the Affiliate Transactions Schedule all assets and properties, and have all operational capabilities, that are used in or necessary to the operation of the Business as currently conducted.

Section 4.7 Compliance with Laws; Permits

(a) Except as set forth on section (a)(i) of the attached Compliance Schedule (and other than tax matters addressed in Section 4.8 and environmental matters addressed in Section 4.9), each of the Company and its Subsidiaries has complied in all material respects with all Legal Requirements relating to the operation of the Business. Neither the Company nor any of its Subsidiaries has received written or, to the Company’s Knowledge, oral notice alleging any material violations of Legal Requirements within the last 12 months, except as set forth on section (a)(ii) of the attached Compliance Schedule. Neither the Company nor any Subsidiary has received any written or, to the Company’s Knowledge, oral notice of any order, rule or directive, or any proposed order, rule or directive, issued by any Government Entity against the Company or any Subsidiary. To the Company’s Knowledge, neither the Company nor any Subsidiary has received any threatened legal or regulatory proceeding which could adversely affect in any material respect the Business or assets of the Company or any Subsidiary or any permit required to be obtained and maintained by the Company or any Subsidiary.

(b) Except as set forth on section (b)(i) of the attached Compliance Schedule, the Company and each Subsidiary holds and is in material compliance with all material permits, licenses, certificates, approvals, registrations, franchises, rights, qualifications and other authorizations of each Government Entity required for the conduct of the Business as operated on the date hereof. Except as set forth on section (b)(ii) of the attached Compliance Schedule, neither the Company nor any Subsidiary (i) holds any permit to operate aircraft issued by the Federal Aviation Administration or by the U.S. Department of Transportation, (ii) owns or leases aircraft or (iii) operates aircraft for a third party under a management agreement or other similar arrangement.

Section 4.8 Tax Matters

Except as set forth on the attached Taxes Schedule:

(a) Each of the Company, its Subsidiaries and any Company Group has filed all Tax Returns that it was required to file and all such Tax Returns were true, correct and complete. All Taxes (whether shown to be payable on such Tax Returns or otherwise due) have been paid. The Company has delivered to the Purchaser complete and correct copies of all Tax Returns of the Company, the Subsidiaries and any Company Group and of all examination reports and statements of deficiencies assessed against or agreed to by the Company, any Subsidiary or any Company Group for all taxable periods for which the applicable statute of limitations has not yet expired.

(b) Neither the Company nor any of its Subsidiaries has any liability for any Taxes in respect of any taxable period ending on or before the Closing Date, or any Taxes in respect of the portion of any Straddle Period which ends on the Closing Date (in either case including, without limitation, any Taxes related to a distribution, sale or other transfer of Excluded Assets), other than Taxes accrued in the Financial Statements (without regard to any reserve for deferred Tax liability).

(c) Neither the Company nor any of its Subsidiaries nor any Company Group, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) No Government Entity has asserted in writing that any of the Company, its Subsidiaries or any Company Group is responsible for the payment of any additional Taxes or has assessed any deficiency for Taxes for any period. No Government Entity is currently auditing the Tax Returns of any of the Company or its Subsidiaries for any period. No claim has ever been made by a Government Entity in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction.

(e) The Company and its Subsidiaries have withheld or otherwise collected all Taxes or amounts they were required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities in accordance with applicable law.

(f)  Neither the Company nor any of its Subsidiaries has any liability for, or any indemnification or reimbursement obligation with respect to, the Taxes of any Person other than the Company and its Subsidiaries (i) under Sections 1.1502-6 or 1.1502-78 of Title 26 of the Code of Federal Regulations (or any similar provisions of state, local or foreign income tax law, (ii) as transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any Subsidiary has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent.

(g) Neither the Company nor any of its Subsidiaries is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any of its Subsidiaries could become liable to another Person as a result of the imposition of a Tax upon such Person, or the assessment or collection of such a Tax.

(h) Neither the Company nor any of its Subsidiaries has agreed to make, or is (or will as a result of the transactions contemplated by this Agreement be) required to make, any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign income tax law) by reason of a change in accounting methods or otherwise.

(i) The Company is not now and never has been an "S" corporation within the meaning of Section 1361(a)(1) of the Code.

(j) No audit of any Tax Return of the Company or its Subsidiaries is being conducted or, to the Company's Knowledge, threatened, by any Government Entity.

(k) No agreement, contract or arrangement to which the Company or any of its Subsidiaries (or any officer of the Company or any of its Subsidiaries) is a party may result (alone or in the aggregate) in the payment of any amount that would not be deductible by reason of Section 280G or Section 404 or Sections 162(a)(1), 162(m), 162(n) of the Code or would be subject to the excise Tax under Section 4999 of the Code.

(l) Neither the Company nor any Subsidiary sponsors, maintains, contributes to or has any other Liability or potential Liability under or with respect to a deferred compensation arrangement that is subject to the requirements of Code Section 409A.

(m) Other than Taxes arising in the ordinary course of business and Taxes arising out of the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the date of the Financial Statements.

(n) No property of the Company or any of its Subsidiaries is subject to any liens for Taxes, other than liens for Taxes not yet due and payable.

(o) To the Knowledge of the Company, no Government Entity has raised any issue with respect to Taxes which, by application of similar principles, could result in the issuance of a Notice of Deficiency or similar nature of intention to assess Taxes by any Government Entity.

(p) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any officer, directors or agent of the Company or any Subsidiary) has been a party to or participated in any way in a transaction that could be described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 1.6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of either the Company or any Subsidiary.

(q) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that purported or intended to qualify in whole or in part under Section 355 of the Code.

(r) Neither the Company nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

Section 4.9 Environmental Matters

(a) Except as described on the attached Environmental Matters Schedule:

(i) Each of the Company and its Subsidiaries is in compliance, in all material respects, with applicable Environmental Laws.

(ii) Each of the Company and its Subsidiaries has obtained and is in compliance, in all material respects, with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the operation of the Business.

(iii) From and after December 1, 2003, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral (i) notice of material violations or material liabilities arising under Environmental Laws and relating to the operation of the Business, (ii) request for information made as part of a federal, state, or local investigation of potential responsibility for an environmental cleanup or (iii) citation, summons, complaint or order pursuant to Environmental Laws. Neither the Company nor any Subsidiary has received any written or, to the Company’s Knowledge, oral notice from or after April 12, 2004 that it is a potentially responsible party under CERCLA or any similar state or local law with respect to any on-site or off-site location.

(iv) Neither the Company nor any of its Subsidiaries has assumed or undertaken any liability or corrective or remedial obligation of any other Person arising under Environmental Laws.

(v) The Company and the Subsidiaries and their respective properties and operations are not subject to any pending or, to the Knowledge of the Company, threatened proceedings or investigations by or before any Government Entity pursuant to Environmental Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are aware of any facts that may give rise to such proceedings or investigations.

(vi) There has been no Release of Hazardous Materials by the Company or any Subsidiary or former Subsidiary (while such Subsidiary was owned by the Company) on any real property now or previously owned or leased by the Company or any of the Subsidiaries or former Subsidiaries (while such Subsidiaries were owned by the Company) in respect of which a Government Entity has required or under Environmental Law may require any material remedial action. For these purposes, “Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air; and “Hazardous Materials” means any substance, pollutant, contaminant, or waste, or any constituent of any such substance, pollutant, contaminant or waste, the use, handling, presence, release or disposal of which is in any way regulated by or pursuant to any Environmental Law.

(b) The Company has delivered to Purchaser or its representatives all Phase I environmental assessment reports and related documents in the Company’s possession relating to its current facilities or the real property currently leased (or, to the Company’s Knowledge, formerly leased or owned) by it, except such reports or related documents that were prepared at the Purchaser’s request. Except for such reports and related documents, there has been no environmental investigation, study or other third party analyses or audit report prepared by, for, or provided to the Company or any Subsidiary in relation to the Business since April 12, 2004.

(c) The Company and its Subsidiaries have obtained all material permits required under any Environmental Law (“Environmental Permits”) for operation of the Business, enabling the Business to operate as of the date of this Agreement in the ordinary course of business consistent with past practices. Section (c) of the Environmental Matters Schedule sets forth a true and complete list of Environmental Permits.

This Section 4.9 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters relating to the Company or any of its Subsidiaries, including any matters arising under Environmental Laws.

Section 4.10 Intellectual Property

The attached Intellectual Property Schedule lists:

(a) all Intellectual Property owned by any of the Company and its Subsidiaries for which a patent or registration exists or has been applied for;

(b) all registered trademarks and service marks owned or used by the Company or any of its Subsidiaries;

(c) all registrations of and applications to register copyrights which are material to the Business; and

(d) all written licenses of Intellectual Property which any of the Company and its Subsidiaries has been granted from any third party.

The use by the Company or any Subsidiary of the Intellectual Property used by any of them does not infringe any rights of any third party and, to the Knowledge of the Company, no activity of any third party infringes upon the rights of the Company or any Subsidiary with respect to any of such Intellectual Property. Neither the Company nor any Subsidiary has received written or, to the Company’s Knowledge, oral notice of any claims asserted by any person with respect to challenging the ownership, validity, enforceability or use of the Intellectual Property by the Company or any Subsidiary, nor to Knowledge of the Company, are there any valid grounds for any such bona fide claims. To the extent the Company or any Subsidiary uses any Intellectual Property owned by a third party, the Company or a Subsidiary has a license with such third party for the use of such Intellectual Property and is not in default under any such license.

Section 4.11 Real Estate

(a) Neither the Company nor any of its Subsidiaries owns or, to the Company’s Knowledge, has ever owned any real property.

(b) Section (b)(i) of the attached Real Estate Schedule lists all real property that any of the Company or its Subsidiaries leases or subleases from any other Person, and each lease or sublease pursuant to which the Company or any Subsidiary leases such property, including all renewals, extensions, modifications and supplements thereto (the “Real Property Leases”). Except as set forth on section (b)(ii) of the attached Real Estate Schedule, with respect to each Real Property Lease, the Real Property Lease is legal, valid, binding, enforceable, except as the enforceability thereof may be limited by a Legal Requirement affecting creditors’ rights (including bankruptcy, insolvency, reorganization and moratorium limitations), and in full force and effect. Neither the Company, the Subsidiaries or, to the Knowledge of the Company, the other party or parties to any Real Property Lease (i) is in material default under the terms of any Real Property Lease, (ii) has received any written or, to the Company’s Knowledge, oral notice that it is in default under, or not in material compliance with any Real Property Lease, or that there may be any material changes in property tax or land use law affecting any Real Property Lease and that would materially impair the use of such property by the Company or any Subsidiary, as currently used, or (iii) has delivered any notice to another party alleging any default under, or failure to comply with any material provision of, any Real Property Lease. To the Knowledge of the Company, no event has occurred that, with notice, the passage of time or both, would constitute a material default by the Company or any Subsidiary under, or failure of the Company or any Subsidiary to comply materially with any provision of, any Real Property Lease, or otherwise give any party a right of termination or modification thereof. The Company has delivered to the Purchaser a true and complete copy of each Real Property Lease.

(c) Except as set forth on section (c) of the attached Real Estate Schedule, the property covered by the Real Property Leases constitutes all of the real property (other than the Excluded Assets) currently used in the conduct of the Business, and the Company’s and each Subsidiary’s leasehold interests in such leased real property is free and clear of all Liens, except for Permitted Liens.

(d) (i) Neither the Company nor any Subsidiary has received written or, to the Company’s Knowledge, oral notice of any threatened condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Business, and there are no pending or, to the Knowledge of the Company, threatened, condemnation proceedings, lawsuits or administrative actions relating to any of the real property used in the Business that, in either case, would materially and adversely affect the Business. To the Knowledge of the Company, all facilities, buildings, improvements and other structures used in the Business are located on the real property leased by the Company and the Subsidiaries.

(ii) To the Knowledge of the Company, none of the real property leased by the Company or the Subsidiaries or any of the structures thereon used in the Business are dependent upon or benefit from any “non-conforming use” or similar zoning classification.

(iii) Other than in the ordinary course of business (e.g., hangar leases), there are no parties other than the Company or any Subsidiary in possession of any of the real property leased by the Company and the Subsidiaries or any portion thereof, and, other than in the ordinary course of business (e.g., hangar leases), there are no contracts, agreements or arrangements granting to any party or parties the right of use or occupancy of any of such leased real property or any portion thereof.

(iv) Except as set forth on section (d)(iv) of the attached Real Estate Schedule, to the Knowledge of the Company, legal descriptions for the real property contained in the Real Property Leases adequately describe the leased real property subject thereto. To the Knowledge of the Company, all structures on the real property leased by the Company and the Subsidiaries are located within the boundary lines of the leased real property and no structures, facilities or other improvements on any parcel adjacent to any of the leased real property encroach in any material respect onto any of the real property leased by the Company or the Subsidiaries. To the Knowledge of the Company, all structural, mechanical and other physical systems related to the real property leased by the Company or any Subsidiary are in a condition sufficient, in all material respects, to operate the Business in accordance with past practices.

(v) Except as set forth on section (d)(v) of the Real Estate Schedule, neither the Company nor any Subsidiary is obligated to any third party to make any capital expenditure that exceeds $100,000 individually, or $500,000 in the aggregate, for real property fixtures or improvements thereon, with respect to the Business.

(e) Section (e) of the Real Estate Schedule contains a list of all hangar space, office space and real property subleased by the Company or any Subsidiary to any other party, other than leases that may be terminated upon less than 60 days’ notice or that require rental payments of less than $10,000 per month. All subleases identified on section (e) of the Real Estate Schedule (the “Landlord Property Leases”) are in full force and effect, have not been modified, amended or, to the Knowledge of the Company, assigned. Each Landlord Property Lease is the valid and binding obligation of the Company or any Subsidiary party thereto, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles. The Company has delivered to the Purchaser complete and accurate copies of each Landlord Property Lease.

Section 4.12 Certain Litigation

The attached Litigation Schedule sets forth each instance in which any of the Company or any of its Subsidiaries: (a) is subject to any outstanding injunction, judgment, order or decree; (b) is a party to any suit, claim, action or proceeding which has been filed; (c) has, to the Company’s Knowledge, been threatened with any suit, claim, action or proceeding since January 1, 2006; or (d) to the Company’s Knowledge, is a party to any proceeding, hearing or investigation of, in or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction.

Section 4.13 Employee Benefits

The Employee Benefits Schedule lists each Company Employee Benefit Plan

(a) Each such Company Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

(b) With respect to each such Company Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.

(c) The only Company Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is the Mercury Air Centers, Inc. 401(k) Plan (the “401(k) Plan”) and it has been maintained in compliance with all requirements of ERISA and the Code.

(d) Except as set forth on the Employee Benefits Schedule, neither the Company nor any of its ERISA Affiliates has ever maintained, sponsored, contributed to, or had any Liability or potential Liability under or with respect to any plan or arrangement which is subject to Code Section 412 or Section 302 or Title IV of ERISA, any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA or any “voluntary employees beneficiary association” within the meaning of Code Section 501(c)(9) or other “welfare benefit fund” as defined in Code Section 419(e).

(e) Except as set forth on the Employee Benefits Schedule, neither the Company nor any of its Subsidiaries has any obligation to provide health, accident, life insurance or other welfare benefits to former employees or consultants (or any of their spouses, dependents or other beneficiaries) other than in accordance with Section 4980B of the Code.

(f) The Company has delivered or made available to the Purchaser with respect to each Company Employee Benefit Plan correct and complete copies of: (i) all plan documents pursuant to which the plan is maintained, funded and administered, including trust agreements, insurance policies and service agreements, and all amendments to such documents; (ii) the current summary plan description and all summaries of material modifications issued since the publication of such summary plan description; (iii) the most recent Internal Revenue Service determination letter, opinion or advisory letter, with respect to the 401(k) Plan (iv) copies of nondiscrimination testing reports for the last three plan years for each such plan that is subject to nondiscrimination testing; and (v) the most recent Form 5500 Annual Report and related schedules.

(g) Except as set forth on the Employee Benefits Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to or has any other Liability or potential Liability under or with respect to: (i) a deferred compensation arrangement that is subject to the requirements of Code Section 409A or (ii) an arrangement that could result in the payment of a “parachute payment” within the meaning of Code Section 280G(b)(2)(A) as a result of the consummation of the transactions contemplated by this Agreement.

Section 4.14 Affiliate Transactions

Except as set forth on the attached Affiliate Transactions Schedule, no officer, director, employee, shareholder or Affiliate of any of the Company or its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any of the Company or its Subsidiaries or has any interest in any property used by any of the Company or its Subsidiaries.

Section 4.15 Insurance

The attached Insurance Schedule contains a description of each insurance policy maintained by the Company or its Subsidiaries with respect to its properties, assets and business, and includes a description of any material self-insurance arrangements currently in effect with respect to the Company or any Subsidiary. All of such insurance polices are in full force and effect. All insurance premiums currently due with respect to such insurance policies have been paid. Neither the Company nor any Subsidiary has received written or, to the Company’s Knowledge, oral notice of cancellation or non-renewal of any such insurance policy. Except as set forth on the Insurance Schedule, there are no claims related to or arising out of the operation of the Business pending under any insurance policies.

Section 4.16 Employees

(a) The Employee Schedule attached hereto contains a true and complete list as of December 31, 2006 of:

(i)(I) the employees employed by each of the Company and its Subsidiaries after January 1, 2006; (II) the rate of all compensation paid by each of the Company and its Subsidiaries to each such individual, including any bonus, contingent or deferred compensation in calendar year 2006, along with the current rate of accrual and accrued unused balance of vacation and other paid time off for each such individual; and (III) the directors of each of the Company and its Subsidiaries. To the Company’s Knowledge, no individual listed on the Employee Schedule (collectively, the “Service Providers”) has any plans to terminate his or her employment with any of the Company or its Subsidiaries;

(ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to any Service Provider, other than normal and customary increases consistent with past practice or increases that otherwise were required by the Company’s or a Subsidiary’s obligations pursuant to applicable Legal Requirements or contracts in effect as of the date of the Latest Balance Sheet; and

(iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within 60 days) made by the Company or any Subsidiary to, or made to the Company or any Subsidiary by, any Service Provider.

(b) Except as specifically described on the Employee Schedule, the terms of the employment or engagement of each Service Provider are such that the relationship may be terminated at will with notice given at any time and without obligation on the part of the Company or any Subsidiary to provide severance or similar payments.

(c) With the exception of the agreement governing employees of the Company who work at the Cleveland Hopkins International Airport and are members of the International Brotherhood of Teamsters, Local No. 507, neither the Company nor any Subsidiary is a party to or has any obligation under any collective bargaining agreement or labor union contract. There is no pending, or, to the Company’s Knowledge, threatened, union organizational activity or application for certification of a collective bargaining agent with respect to the Service Providers.

(d) All persons classified by the Company and each Subsidiary as independent contractors have met the requirements of the Code and other applicable law to be so classified and the Company or a Subsidiary has fully, accurately and timely reported the compensation of such individuals in accordance with such laws.

Section 4.17 Contracts

(a) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any written or oral:

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to its current or former directors, officers or employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

(iv) contract or agreement involving any Government Entity which involves a consideration in excess of $100,000 annually or not in the ordinary course of business;

(v) contract, agreement or indenture relating to borrowed money or other indebtedness or to mortgaging or pledging any material asset, including without limitation (A) guarantees on account of indebtedness for borrowed money of any other Person or (B) any surety or performance bond or letter of credit issued or posted by the Company or any Subsidiary;

(vi) any currency, commodity or other hedging or swap contract;

(vii) contract or agreement reasonably expected to involve the future delivery by the Company or any Subsidiary of 500,000 or more gallons of fuel per year to any single customer or any requirements contracts for fuel;

(viii) lease, contract or agreement under which the Company or any of its Subsidiaries is: (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $250,000; or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any of the Company and its Subsidiaries;

(ix) contract or agreement pursuant to which the Company or any Subsidiary currently leases real property from an airport authority or other third party for the operation of the Business, or otherwise authorizes the Company or any Subsidiary to sell fuel or provide into-plane services at an airport (each, an “FBO Lease”);

(x) contract or agreement for the purchase of fuel after the date hereof by the Company or any Subsidiary;

(xi) any joint venture, partnership and other similar contract or agreement involving the sharing of profits of the Company or any Subsidiary with any third-party or pursuant to which the Company or any Subsidiary shares any profits with any third party;

(xii) any contract or agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business, to compete within any geographic area or with any Person or otherwise materially restricts the Company’s or any Subsidiary’s ability to solicit or hire any Person or solicit business from any Person;

(xiii) any contract or agreement that grants exclusive operations or other rights to any third party;

(xiv) any broker, distributor or dealer agreements that involves future payments of amounts reasonably expected to exceed $50,000 in any future 12-month period;

(xv) any power of attorney affecting the Company or any Subsidiary;

(xvi) any contract or agreement relating to the disposition or acquisition of any FBO facility or related business, in each case, since April 12, 2004;

(xvii) any contract, agreement or obligation to indemnify (including any obligations to advance funds for expenses) any Person for acts or omissions by such Person occurring prior to the Closing Date, whether pursuant to charter documents of the Company or any Subsidiary, individual indemnity agreements, board resolutions or otherwise; or

(xviii) contract or agreement which involves a remaining term in excess of one year that cannot be terminated on less than 90 days’ notice (without a monetary penalty) and involves future payments, performance or services or delivery of goods or materials to or by the Company or any Subsidiary of any amount or value reasonably expected to exceed $100,000 in any future 12-month period (other than those agreements required to be disclosed or expressly excepted pursuant to clauses (i) through (xiv) above).

(b) All of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule, including without limitation all contracts or agreements between the Company and its Subsidiaries and the 15 largest suppliers and customers of the Company and its Subsidiaries (as measured by dollar volume of business during 2006), are referred to herein as the “Material Contracts” and are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, except as designated on such Schedule and except as such enforceability may be limited by a Legal Requirement affecting creditors’ rights (including bankruptcy, insolvency, reorganization and moratorium limitations). Except as set forth on the Contracts Schedule or the Conflicts Schedule, to the Knowledge of the Company, no event has occurred that, with notice, the passage of time or both, would constitute a default by the Company, any Subsidiary or any other party under, or failure of the Company, any Subsidiary or any other party to comply with a material provision of, any of the Material Contracts, or otherwise give any party a right of termination or material modification thereof. None of the Company, the Subsidiaries or, to the Knowledge of the Company, the other party or parties to any Material Contract (i) is in default under the terms of any Material Contract, (ii) has received a written or, to the Company’s Knowledge, oral notice that it is in default under, or not in material compliance with, any provision of any Material Contract or (iii) has delivered any written notice to another party alleging any default under, or failure to comply with any material provision of any Material Contract.

(c) The Purchaser has been supplied with a true and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto and, to the Company’s Knowledge, any material correspondence with respect thereto. To the Knowledge of the Company, no material supplier to or landlord of the Company or any Subsidiary, or any Government Entity, has taken, and neither the Company nor any Subsidiary has received any written or, to the Company’s Knowledge, oral notice that, any material supplier to or landlord of the Company or any Subsidiary, or any Government Entity, contemplates taking, any steps to terminate or materially and adversely alter the business relationship of the Company with such supplier, landlord or Government Entity.

Section 4.18 Brokerage

Except for the fees payable to: (a) Harris Williams & Co., which shall be paid in accordance with Section 1.4(a)(ii) on the Closing Date; and (b) Paul R. Dupee, Jr. pursuant to the Letter Agreement with Allied Capital Corporation dated November 14, 2003, which fees shall be payable by the Company from and after the Closing pursuant to an assignment and assumption agreement to be entered into between Allied Capital Corporation and the Company prior to the Closing Date, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

Section 4.19 Bank Accounts

The Bank Accounts Schedule lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any Subsidiary has an account or safe deposit or lock box and the names and identification of all persons authorized to draw on it or to have access to it.

Section 4.20 Accuracy on Closing Date

Each representation and warranty set forth in this Article IV and all information contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be true and correct in all material respects as of the time of the Closing as though then made (giving effect to any amended and restated Schedule to this Agreement submitted to the Purchaser prior to the Closing in accordance with Section 5.4), except: (a) as affected by the transactions expressly contemplated by this Agreement; and (b) to the extent that such representation and warranty relates solely to an earlier date.

Section 4.21 No Additional Representations

Except as otherwise expressly set forth in Article IV of this Agreement, the Company and the Sellers expressly disclaim any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Business or the assets of the Business, and the Company and the Sellers specifically disclaim any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the assets of the Business, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent.

ARTICLE V.
COVENANTS AND OTHER AGREEMENTS

Section 5.1 General; Consents; Airport Estoppels

(a) From the date of this Agreement through the Closing, each of the Parties shall use its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below and receipt of all required third party consents).

(b) The Company and the Purchaser shall use commercially reasonable efforts to obtain, as promptly as practicable, estoppel letters (each an “Airport Estoppel”) substantially in the form of Exhibit C, with such modifications as are reasonably agreed to by the Company and the Purchaser to address particular circumstances of a particular airport authority, from the airport authorities listed on the attached Airport Estoppel Schedule.

(c) In furtherance of the foregoing, the Sellers covenant and agree (with the cooperation of the Purchaser) to prepare and submit the Airport Estoppels to the airport authorities listed on the attached Airport Estoppel Schedule within ten (10) Business Days following the Execution Date; provided, that, in no event shall any Airport Estoppel be submitted before Macquarie Infrastructure Company, Inc. has, in accordance with applicable Legal Requirements, issued a press release announcing the transactions contemplated hereby, which shall be released within four (4) Business Days following the Execution Date. The Purchaser will be available on 36-hour notice from the Company to meet with representatives from the airport authorities. All contact with the airport authorities regarding the Airport Estoppels will be coordinated through the Company. Purchaser will furnish the airport authorities with such evidence and assurances as the airport authorities reasonably request regarding the Purchaser’s structure, organization, creditworthiness, insurance coverage and operating experience.

(d) In the event that any airport authority to which an Airport Estoppel is delivered pursuant to Section 5.1(c) does not respond to the estoppel request within sixty-five (65) days following the Execution Date, each such airport authority that is designated as a “Required Authority” on the attached Airport Estoppel Schedule (each, unless and until removed from the attached Airport Estoppel Schedule in accordance with this Section 5.1(d), a “Required Authority”) shall be automatically removed as a Required Authority from the attached Airport Estoppel Schedule. In the event that an airport authority has not responded to an estoppel request within forty (40) days following the Execution Date, the Company shall use commercially reasonable efforts to provide the Purchaser and its representatives with access to such airport authority to permit the Purchaser an opportunity to obtain a response to the estoppel request within the prescribed 65-day period. In the event that any airport authority to which an Airport Estoppel is delivered pursuant to Section 5.1(c) advises the Company or the Purchaser within sixty-five (65) days following the Execution Date that: (i) it does not, as a matter of policy or otherwise, respond to requests for estoppel or furnish estoppel letters; or (ii) it does not agree to the form of Airport Estoppel for reasons other than an assertion by such airport authority of a material violation or breach of the FBO Lease by the Company or a Subsidiary, each such airport authority that is a Required Authority shall be automatically removed as a Required Authority from the attached Airport Estoppel Schedule. The removal of any Required Authority from the attached Airport Estoppel Schedule pursuant to this Section 5.1(d) is referred to as an “Automatic Elimination.”

(e) In the event that an Airport Estoppel is not received from any Required Authority within ninety-five (95) days following the Execution Date and such airport authority has not been subject to an Automatic Elimination pursuant to Section 5.1(d), the Purchaser may on or before the fifth (5th) day following such ninety-fifth (95th) day elect to remove such airport authority from the list of Required Authorities on the attached Airport Estoppel Schedule. In the event that the Purchaser elects not to remove any such airport authority from the list of Required Authorities on the attached Airport Estoppel Schedule, the Seller Representative may, on or before the tenth (10th) day following such ninety-fifth (95th) day after the Execution Date, terminate this Agreement or extend the estoppel period with respect to such airport authority for an additional 30-day period ending on the one hundred twentieth-fifth (125th) day after the Execution Date. In the event such Airport Estoppel has not been obtained within one hundred twenty-five (125) days after the Execution Date, the Seller Representative may elect to extend such estoppel period for an additional thirty (30) days ending on the one hundred fifty-fifth (155th) day after the Execution Date or terminate this Agreement, unless the Purchaser waives compliance for purposes of the Closing. In the event such Airport Estoppel has not been obtained within one hundred fifty-five (155) days after the Execution Date, the Seller Representative may elect to extend such estoppel period for up to an additional thirty (30) days ending on the one hundred eighty-fifth (185th) day after the Execution Date or terminate this Agreement, unless the Purchaser waives compliance for purposes of the Closing. Notwithstanding the foregoing, in the event that an Airport Estoppel is not received from a Required Authority within one hundred twenty-five (125) days after the Execution Date, the Seller Representative shall have the right to designate and remove, subject to the limitation below, one such Airport Estoppel from a Required Authority (a “Seller Elimination”) by providing notice thereof to the Purchaser on or prior to the one hundred eighty-fifth (185th) day after the Execution Date. A Seller Elimination will only be available with respect to an Airport Estoppel from any of the Required Authorities set forth on the attached Seller Elimination Schedule. If any Airport Estoppel has not been obtained from any Required Authority (excluding any Required Authority subject to an Automatic Elimination and any Required Authority subject to a Seller Elimination) within one hundred eighty-five (185) days following the Execution Date, the Purchaser or the Seller Representative may terminate this Agreement.

(f) In the event that any Required Authority responds to the estoppel request within sixty-five (65) days following the Execution Date and indicates that consent is required of such Required Authority (notwithstanding the absence of any consent requirement in the FBO Lease between such airport authority and the Company) in connection with the transactions contemplated by this Agreement, the Company and the Purchaser shall use commercially reasonable efforts to obtain, as promptly as practicable, consent from such Required Authority. These efforts would include submitting a consent request in the form requested by the Required Authority or, if the Required Authority does not request a particular form, in a form reasonably acceptable to the Purchaser and the Seller Representative. If a Required Authority conditions its consent on making modifications to the applicable FBO Lease, the Purchaser will agree to such modifications as long as the modifications do not materially impact the Business or consolidated financial results, including as a result of material obligations to finance capital expenditures imposed by a Required Authority. If any consent requested of a Required Authority is not obtained from such Required Authority within ninety-five (95) days following the Execution Date, the Purchaser may on or before the fifth (5th) day following such ninety-fifth (95th) day elect to remove such airport authority from the list of Required Authorities on the attached Airport Estoppel Schedule. In the event that the Purchaser elects not to remove any such airport authority from the list of Required Authorities on the attached Airport Estoppel Schedule, the Seller Representative may, on or before the tenth (10th) day following such ninety-fifth (95th) day after the Execution Date, terminate this Agreement or extend the consent period with respect to such airport authority for an additional 30-day period. In the event such consent has not been obtained during such additional 30-day period, the Seller Representative may elect to extend such consent period for an additional thirty (30) days or terminate this Agreement, unless the Purchaser waives compliance for purposes of Closing. In the event such consent has not been obtained during such additional 30-day period, the Seller Representative may elect to extend such consent period for up to an additional thirty (30) days or terminate this Agreement, unless the Purchaser waives compliance for purposes of the Closing. If a requested consent has not been obtained from any Required Authority within one hundred eighty-five (185) days following the Execution Date, the Purchaser or the Seller Representative may terminate this Agreement.

(g) Except as expressly provided above, in no event shall the Purchaser, the Sellers, the Company or its Subsidiaries be obligated to: (i) make any payments to obtain any Airport Estoppel or consent; or (ii) accept or obtain any change in the terms of an FBO Lease to obtain any Airport Estoppel or consent.

(h) The Company will use commercially reasonable efforts to assist the Purchaser with obtaining replacement licenses and associated permits, and any associated required consents or approvals, in each case, from the Federal Communications Commission as of or following the Closing to enable the Company and the Subsidiaries to continue to operate the Business immediately following Closing insofar as matters related to the Federal Communications Commission is concerned in a manner consistent in all material respects with its operation prior to Closing, which efforts shall include providing the Purchaser with information about the Company and its Subsidiaries as may be required for such licenses, permits, consents or approvals.

Section 5.2 Operation of Business

From the date of this Agreement through the Closing, except as permitted or required by the other terms of this Agreement or the Transaction Documents or consented to or approved in writing by the Purchaser, which consent or approval shall not be unreasonably withheld or delayed, the Company shall conduct and cause the Subsidiaries to conduct the Business in all material respects consistent with their past practices including with respect to managing working capital, collection of accounts receivable and payment of accounts payable. Without limiting the foregoing, without the consent or approval of the Purchaser, which consent or approval will not be unreasonably withheld, neither the Company nor any Subsidiary shall, except as otherwise permitted or required by the other terms of this Agreement:

(a) amend its charter documents, other than as set forth in Section 5.21 hereof;

(b) change the number of its shares of authorized or issued capital stock (or other authorized capital) or issue, grant or sell any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for shares of its capital stock, other than as set forth in Section 5.21 and Section 7.1(j) hereof;

(c) except for the disposition of the Excluded Assets, declare or pay dividends or make any other distributions in respect of its capital stock, or purchase, redeem or otherwise acquire or retire for value (unless such purchase, redemption or acquisition is funded exclusively by a shareholder of the Company as of the date hereof) any shares of its capital stock, other than as set forth in Section 7.1(j) hereof;

(d) mortgage, pledge or subject to any lien (other than a Permitted Lien), any of the assets or properties of the Company or any Subsidiary;

(e) settle any litigation, action or claim other than (i) claims involving less than $200,000 in the aggregate or (ii) settlements settled through insurance proceeds;

(f) other than in the ordinary course of business or except as required by applicable Legal Requirements or Benefit Plans or as set forth on section (f) of the Interim Operations Schedule, (i) increase the annual level of compensation of any executive officer or other employee of the Company or the Subsidiaries, (ii) grant any bonus, benefit or other direct or indirect compensation to any executive officer or other employee, (iii) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the executive officers or other employee of the Company or any of its Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement or (iv) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) involving any executive officer or other employee;

(g) make, change or revoke any election in respect of Taxes, change an annual accounting period, make any agreement or settlement with any Government Entity, file any amended Tax Return, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(h) except as may be required as a result of applicable Legal Requirements or under GAAP, change in any material respect any accounting method;

(i) sell, assign, lease or otherwise dispose of any of its assets or properties (other than the Excluded Assets), except in the ordinary course of business;

(j) terminate, amend or fail to renew any material permit other than in the ordinary course of business and consistent with past practice;

(k) terminate, amend or fail to renew any insurance policies other than in the ordinary course of business and consistent with past practice;

(l) commit a breach of or fail to perform material obligations under, or except as set forth on section (l) of the Interim Operations Schedule, amend, modify or terminate any Material Contract or Real Property Lease without the Purchaser’s prior written consent, provided, that, the foregoing shall not preclude the Company or any Subsidiary from amending or modifying a Material Contract or Real Property Lease without the Purchaser’s prior written consent if such amendment or modification (i) is in the ordinary course of business, (ii) is not adverse to the Company or any Subsidiary and (iii) the Company provides the Purchaser with prompt written notice after such amendment or modification;

(m) other than in the ordinary course of business, waive or release any material right or claim in favor of the Company or any Subsidiary or cancel or waive any debts or claims against any officer, manager or employee of the Company or any Subsidiary;

(n) other than with respect to the Excluded Assets, engage in any MRO Activities; or

(o) take or agree to take any of the actions described above.

Section 5.3 Access to Records; Assistance

(a) From the date of this Agreement through the Closing, subject to the terms of the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, permit the Purchaser to have access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all books, records (including tax records), contracts, and documents of or pertaining to the Business. Without the prior written consent of the Company, the Purchaser shall not contact any of the Company’s directors, officers or employees, any airport authorities, or any suppliers to, or customers of, the Company or any Subsidiary with respect to the transactions contemplated hereby.

(b) On or before the 45th day following the end of each fiscal quarter ending on or before the Closing (to the extent such 45th day falls on a date prior to the Closing Date), the Company will furnish to the Purchaser an unaudited quarterly consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related unaudited statements of cash flow and income for the quarter then ended. On or before the 30th day following the end of each month ending on or before the Closing (to the extent such 30th day falls on a date prior to the Closing Date), the Company will furnish to the Purchaser an unaudited monthly consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related unaudited statements of cash flow and income for the month then ended, in a form consistent with monthly financial statements historically prepared by the Company. The Company shall use commercially reasonable efforts, at the Purchaser’s sole cost and expense, to obtain comfort letters from the Company’s accountants regarding information about the Company and the Subsidiaries as reasonably requested by the Purchaser in order to comply with disclosure requirements applicable to any of the Purchaser’s Affiliates, and the consent of such accountants to the inclusion of that information in appropriate filings with the Securities and Exchange Commission. If the Closing occurs after June 30, 2007, the Company will furnish to the Purchaser, promptly after the issuance of the audit report thereof by its accountants, the audited consolidated balance sheet of the Company and its Subsidiaries and related statements of cash flow and income for the fiscal year ended June 30, 2007, prepared in accordance with GAAP applied on a consistent basis. The Parties acknowledge and agree that a material inducement to the Company and Sellers entering into this Agreement is the absence of a condition to closing predicated upon the Purchaser’s ability to obtain financing to consummate the transactions contemplated by this Agreement. Accordingly, the closing of the transactions contemplated by this Agreement shall not be conditioned upon the receipt of any such financing, and the Purchaser hereby agrees that absent willful or intentional breach of this Section 5.3(b) by the Company the condition set forth in the last clause of Section 7.1(a) shall be deemed satisfied. The Company and its Subsidiaries will cooperate, and will cause the Company’s accountants and other representatives to cooperate, with the Purchaser and its accountants and other representatives, at the Purchaser’s sole cost and expense, to provide information and access to employees of the Company and its Subsidiaries to assist the Purchaser and its accountants and other representatives with the preparation of financial statements for and other disclosure about the Company and its Subsidiaries that are compliant with Regulation S-X of the Securities Act or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges; provided, however, that: (i) the preparation of financial statements for and other disclosure about the Company and its Subsidiaries that are compliant with Regulation S-X of the Securities Act or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges is not a condition to Closing; and (ii) the failure to have financial statements prepared for and other disclosure about the Company and its Subsidiaries that are compliant with Regulation S-X of the Securities Act or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges shall not be a breach of the covenant set forth above.

(c) From and after the Execution Date, the Seller Representative shall cooperate fully (and prior to the Closing shall cause the Company and the Subsidiaries to cooperate fully), as and to the extent reasonably requested by the Purchaser, in connection with the filing of Tax Returns. From and after the Closing Date, the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the Purchaser, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. In each case, such cooperation shall include the retention and (upon the Purchaser’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser shall reimburse the Seller Representative for reasonable out-of-pocket expenses incurred by the Seller Representative in connection with its compliance with this Section 5.3(c).

(d) From the date of this Agreement through the Closing, the Sellers and the Company shall promptly notify the Purchaser if the City of Atlanta initiates a formal request for proposal process or similar request regarding the rental of real property for FBO operations or related business at the Hartsfield-Jackson Atlanta International Airport (the “Atlanta Hartsfield FBO”). The Sellers and the Company shall permit the Purchaser to be involved in all aspects of the preparation and submission to the City of Atlanta of any proposal regarding a new lease or extension or modification of the existing lease at the Atlanta Hartsfield FBO, and shall not submit, or allow to be submitted by any of their respective Affiliates, any such proposal without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

Section 5.4 Notice of Developments

(a) From the date of this Agreement through the Closing, the Sellers and the Company shall promptly notify the Purchaser in writing if any representation or warranty of the Sellers or the Company set forth in this Agreement was untrue when made; provided, that, no such notice shall affect the representations, warranties, covenants or agreements of the Sellers or the Company or the conditions to the obligations of the Parties under this Agreement.

(b) From the date of this Agreement through the Closing, the Sellers and the Company shall promptly notify the Purchaser in writing of any development causing a breach of any of the representations and warranties in Articles III or IV above. Unless the Purchaser terminates this Agreement pursuant to Section 9.1 below within ten (10) Business Days after receiving notification of such development: (i) the written notice pursuant to this Section 5.4 shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Articles III or IV above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development; (ii) the Purchaser shall be deemed to have waived both its right to terminate this Agreement and the closing condition set forth in Section 7.1 with respect to the matters disclosed in such updated disclosure Schedule; and (iii) the Purchaser shall be precluded from asserting any claims against the Company or any of the Sellers, whether before or after the Closing, by reason any such development.

(c) From the date of this Agreement through the Closing, the Purchaser shall promptly notify the Sellers in writing if any representation or warranty of the Purchaser set forth in this Agreement was untrue when made or subsequently has become untrue; provided that no such notice shall affect the representations, warranties, covenants or agreements of the Purchaser or the conditions to the obligations of the Parties under this Agreement.

Section 5.5 Public Announcements

From the date of this Agreement through the Closing, neither the Company nor the Sellers, on the one hand, or the Purchaser, on the other hand, shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other, except as may be required by Legal Requirement or any listing agreements with securities exchanges. The Purchaser, on the one hand, and the Sellers and the Company, on the other hand, shall jointly agree on the content and substance of all public announcements concerning the transactions contemplated hereby. Notwithstanding the foregoing: (a) the Sellers and the Company hereby consent to the disclosure by the Purchaser and its Affiliates of information regarding the Company, the Subsidiaries and the Business, to the extent contemplated by Section 5.3(b) (it being acknowledged and agreed by the Sellers that the Purchaser and its Affiliates may disclose such information in connection with any registered offering they may pursue following prior notice to the Sellers and the Company of such disclosure) and provided such disclosure is made in accordance with and pursuant to Legal Requirements (including applicable federal securities laws and stock exchange listing rules); and (b) the Purchaser hereby consents to the disclosure by the Sellers and the Company of information regarding the Purchaser and its Affiliates, provided such disclosure is made in accordance with and pursuant to Legal Requirements (including applicable federal securities laws and stock exchange listing rules).

Section 5.6 HSR Act

In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly with the notification and reporting requirements of the HSR Act and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall comply with any additional request for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority. Without limiting the foregoing, the Purchaser and the Company shall use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Government Entity under the HSR Act preventing the consummation of the transactions contemplated by this Agreement; provided, that, neither the Company nor the Purchaser will be required to divest any of its assets in connection with these efforts. The Purchaser shall pay the fees associated with filings under the HSR Act.

Section 5.7 Transaction Expenses; Transfer Taxes

Each of the Purchaser, on the one hand, and the Sellers, on the other hand, shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except that the Purchaser shall pay all statutory filing fees associated with compliance under the HSR Act. The Purchaser shall pay any and all transfer taxes, stamp and recording taxes, sales, use and gross receipts taxes and other miscellaneous closing fees or costs associated therewith; provided, however, that the Sellers shall pay any and all such transfer taxes, fees and expenses associated with the distribution of the Excluded Assets or such expenses, to the extent not paid as of the Closing, shall be included as current liabilities of the Company and its Subsidiaries in the determination of Net Working Capital. Other miscellaneous expenses and any title insurance premiums, and certification costs and other miscellaneous expenses in connection therewith, if any, shall be paid by the Purchaser. To the extent that any of the airport authorities incur out-of-pocket fees and expenses to respond to the estoppel letters described in Section 5.1 for which such airport authorities require reimbursement, the Purchaser shall bear the sole responsibility for the payment of such fees and expenses.

Section 5.8 Further Assurances

From and after the Closing, the Purchaser, the Company and each of the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 5.9 Record Retention

The parties agree that for a period of seven (7) years after the Closing Date, without the prior written consent of the Sellers, neither the Purchaser nor any of its Affiliates shall dispose of or destroy any of the books and records purchased hereunder which may be relevant to any legal, regulatory or tax audit, investigation, inquiry or requirement of any of the Sellers without first offering such records to the Sellers.

Section 5.10 Indemnification of Directors and Officers

(a) The Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors and officers of the Company and the Subsidiaries currently indemnified by the Company and the Subsidiaries (collectively, the “Covered Persons”) as of the date hereof pursuant to the respective charter documents, bylaws, limited liability company operating agreements, individual indemnity agreements, board resolutions or otherwise, to the extent set forth on the attached D&O Indemnification Schedule, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms (to the extent set forth on the attached D&O Indemnification Schedule), but solely with respect to claims by Persons other than the parties to this Agreement, for a period of not less than six (6) years from the Closing Date. The Purchaser and the Company shall not amend, repeal or otherwise modify such arrangements in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to indemnification for claims by Persons other than the parties to this Agreement.

(b) The Purchaser shall cause the Company and the Subsidiaries to honor, to the fullest extent permitted by applicable Legal Requirements, all of the Company’s obligations and the Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing Date to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to charter documents, bylaws or limited liability company operating agreements of the Company or any Subsidiary, individual indemnity agreements, board resolutions or otherwise, but solely to the extent described on the attached D&O Indemnification Schedule and with respect to claims by Persons other than the parties to this Agreement, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of such arrangements until the expiration of the applicable statute of limitations with respect to any claims by Persons other than the parties to this Agreement against such Covered Persons arising out of such acts or omissions; provided, however, that such indemnification rights shall not apply to any Covered Person with respect to any liability that such Covered Person is obligated to indemnify the Purchaser under Article VI of this Agreement.

Section 5.11 Restrictive Covenants

(a) During the period beginning on the Closing Date and ending on the second anniversary thereof, each Seller (other than any Seller who continues to be employed by the Company or any Subsidiary after the Closing) agrees, solely with respect to itself, not to directly or through a direct or indirect subsidiary or Affiliate thereof: (i) purchase, invest in or fund any FBO at any of the locations at which the Company or a Subsidiary owns or operates an FBO as of the Closing Date (excluding any FBO for which the assets related thereto are distributed from the Company or a Subsidiary to the Sellers or their Affiliates in accordance with this Agreement prior to the Closing Date) (an “Acquired FBO”); or (ii) open for business, invest in, fund or otherwise assist the establishment of any new FBO at any of the locations at which the Company or a Subsidiary owns or operates an Acquired FBO.

(b) Notwithstanding the restrictions set forth in Section 5.11(a), any Seller may: (i) own, solely as an investment, up to five percent of any class of securities of any Person if such securities are listed on any national or regional securities exchange so long as such Seller is not a director or officer of such Person; (ii) be employed by an entity that has operations that would otherwise violate Section 5.11(a) if such Seller’s position and job function with such entity do not involve such operations; (iii) be employed by the Purchaser or any of its Affiliates; (iv) own, operate, manage, lease, sell, transfer or otherwise dispose of the Excluded Assets; and (v) own, operate, manage, lease, sell, transfer or otherwise dispose of any aircraft maintenance operations.

(c) Each Seller specifically acknowledges and agrees that the breach by such Seller of its covenants contained in this Section 5.11 may cause the Purchaser irreparable harm that is not compensable solely in monetary damages. Each Seller acknowledges and agrees that it is essential to the effective enforcement of this provision that the Purchaser be entitled to the remedy of an injunction and it agrees to the granting of such an injunction, without any showing of damages or posting of any bond, in the event of a breach by such Seller of the terms of this provision.

(d) A breach of this Section 5.11 by any particular Seller shall not be imputed to the other Sellers.

Section 5.12 Distribution of Excluded Assets

On or prior to the Closing Date, the Company and the Subsidiaries shall distribute to the Sellers or their Affiliates the Excluded Assets; provided, that, the terms and conditions of the disposition of the Excluded Assets do not impose on the Purchaser, the Company or any Subsidiary any limitation, restriction, obligation or liability that is adverse to the Purchaser, the Company or any Subsidiary, and the documentation for such transaction includes an unconditional release by the purchaser, transferee, distributee or assignee of any and all claims against the Purchaser, the Company and the Subsidiaries with respect to the Excluded Assets or arising from, related to, or in connection with such sale, transfer, distribution, assignment or other disposition.

Section 5.13 Use of Certain Trade Names and Trademarks

During the period beginning on the Closing Date and ending on the second anniversary thereof, the Purchaser and its Affiliates shall have a nonexclusive, royalty-free license to use the names “Corporate Wings” and “Fuel on Demand” and the related trademarks solely with respect to the operation of the Business, subject to the terms and conditions of the License Agreement attached as Exhibit E hereto.

Section 5.14 No Shop

From the date of this Agreement through the Closing or earlier termination of this Agreement: (a) each Seller agrees not to sell or otherwise transfer any Initial Closing Shares, Ricci Shares or Option Shares to any other Person, except as provided in Section 5.2(c); and (b) each Seller and the Company agree not to, directly or indirectly, solicit, initiate or participate in any manner in discussions or negotiations with, or provide any information or assistance to any Person or group of Persons other than the Purchaser and its Affiliates concerning (i) any acquisition of an equity interest in, or in a merger, consolidation, liquidation, dissolution or disposition of the Company, any Subsidiary or any of their respective assets (other than the Excluded Assets), or (ii) any disposition of any of such Seller’s Initial Closing Shares, Ricci Shares or Option Shares (other than pursuant to the transactions contemplated by this Agreement), and each Seller and the Company agree not to, directly or indirectly, assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

Section 5.15 Securities Laws

(a) The Purchaser acknowledges that it is aware (and that it shall make its directors, officers, employees, agents and representatives who know about the transactions contemplated by this Agreement aware) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material nonpublic information. The Purchaser hereby agrees that neither it nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) nor their respective representatives who know about the transactions contemplated by this Agreement shall, directly or indirectly, buy or sell, or assist or encourage others (including by providing financing) to buy or sell, any securities of Allied Capital Corporation (NYSE: ALD), nor communicate any material nonpublic information to any third parties nor take any other action in violation of such securities laws while it or its representatives are in possession of any material nonpublic information. For the purpose of the preceding sentence, the terms “buy” and “sell” include the purchase or sale of any derivatives, including put or call options, or any other transaction that is intended to be substantially equivalent economically to a sale or purchase of securities of Allied Capital Corporation (NYSE: ALD). The Purchaser agrees to use commercially reasonable efforts to cause its directors, officers, employees, agents and representatives who know about the transactions contemplated by this Agreement to abide by the restrictions set forth in this Section 5.15(a). The Purchaser agrees that this Section 5.15(a) creates an enforceable obligation that shall survive any termination of this Agreement.

(b) Each of the Sellers acknowledges that it is aware (and that it shall make its directors, officers, employees, agents and representatives, as applicable, who know about the transactions contemplated by this Agreement aware) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material nonpublic information. Each Seller hereby agrees that neither it nor any of its affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) nor their respective representatives who know about the transactions contemplated by this Agreement shall, directly or indirectly, buy or sell, or assist or encourage others (including by providing financing) to buy or sell, any securities of Macquarie Infrastructure Company Trust (NYSE: MIC), nor communicate any material nonpublic information to any third parties nor take any other action in violation of such securities laws while it or its representatives are in possession of any material nonpublic information. For the purpose of the preceding sentence, the terms “buy” and “sell” include the purchase or sale of any derivatives, including put or call options, or any other transaction that is intended to be substantially equivalent economically to a sale or purchase of securities of Macquarie Infrastructure Company Trust (NYSE: MIC). Each Seller agrees to use commercially reasonable efforts to cause its directors, officers, employees, agents and representatives, as the case may be, who know about the transactions contemplated by this Agreement to abide by the restrictions set forth in this Section 5.15(b). Each Seller agrees that this Section 5.15(b) creates an enforceable obligation that shall survive any termination of this Agreement.

Section 5.16 Employee Matters

(a) For purposes of eligibility, vesting and benefits under any vacation and severance programs, the Purchaser shall cause the employee benefit plans and programs maintained by the Purchaser and its Affiliates to credit the individuals employed by the Company and the Subsidiaries on the Closing Date with their service with the Company and its Affiliates (and any predecessors) to the extent such service was recognized under a similar plan of the Company or a Subsidiary as of the Closing.

(b) The Purchaser shall either cause the Company to continue its employee benefit plans in effect on the Closing or provide the individuals employed by the Company and the Subsidiaries on the Closing Date with employee benefit plans on the same basis as such plans are provided to comparable employees of the Purchaser and its direct or indirect subsidiaries that are engaged in the FBO business. On and after the Closing Date, the Purchaser shall cause the Company to provide notices and continuation coverage as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to all M&A qualified beneficiaries, as described in COBRA.

(c) The Seller Representative shall timely file IRS Form 5310-A, which will perfect the right of the Company and its Subsidiaries to be treated as a qualified separate line of business for purposes of minimum coverage testing (under Section 410(b) of the Code) for the 401(k) Plan for the period beginning on January 1, 2006 and ending on the Closing Date.

(d) From the date of this Agreement through the Closing or earlier termination of this Agreement, the Purchaser and the Seller Representative agree to cooperate with each other in good faith to establish a supplemental severance payment plan for certain employees of the Company and its Subsidiaries whose employment is terminated after the Closing. The payments by the Company and its Subsidiaries, and applicable taxes and withholding on the payments under the plan, will be exclusively funded from a portion of the proceeds of the sale of the Initial Closing Shares and the Option Shares, respectively. The funds will be deposited into a separate escrow account with the Escrow Agent and the Seller Representative will have sole and absolute discretion regarding whether any payments are made under the plan, the amount of any such payments and the timing of the release of any remaining funds held in escrow. The Purchaser and the Seller Representative will work together to establish a plan that will comply with all applicable Legal Requirements.

Section 5.17 Letters of Credit

The Purchaser shall use commercially reasonable efforts to replace the outstanding letters of credit securing certain leases entered into by the Company or its Subsidiaries related to the Business, as listed on the attached Letter of Credit Schedule, on or prior to the Closing Date. In the event the Purchaser has not replaced any one or more of such letters of credit before the Closing, it shall provide additional letters of credit securing the obligations thereunder.

Section 5.18 Releases

As of the Closing, each Seller hereby fully and irrevocably releases, acquits and forever discharges the Company and the Subsidiaries, and each of their respective past, present and future officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, representatives, employees, principals, agents, Affiliates, parents, subsidiaries (direct and indirect), joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them from any and all actions, claims, counterclaims, suits, causes of action, judgments, damages, demands and liabilities, of every kind and nature whatsoever, including taxes (including taxes under Sections 409A and 4999 of the Code), past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, relating to or arising out of the ownership or acquisition of the Initial Closing Shares, Ricci Shares or Option Shares or the business and affairs of the Company and the Subsidiaries, in each case, which any such Seller had, has or may have had at any time in the past until and including the Closing Date, including any claims regarding the allocation and distribution of the Purchase Price (collectively, “Released Claims”). Notwithstanding the foregoing, the Released Claims shall not include (i) exculpation and indemnification rights set forth in the Company’s or any Subsidiary’s charter documents or any written indemnification agreement, to the extent described on the attached D&O Indemnification Schedule, (ii) any amounts due such Seller for compensation or expense reimbursement, (iii) any vested and accrued interest of such Seller in, or benefit to such Seller under, any Employee Benefit Plan, (iv) rights arising under any Transaction Document, other than any claims regarding the allocation and distribution of the Purchase Price or (v) rights under directors and officers insurance policies and Section 5.10 hereof. The releases, acquittals and discharges in this Section 5.18 are conditioned on the consummation of the Closing.

Section 5.19 Tax Matters

(a) Notwithstanding anything in this Agreement to the contrary, the Sellers shall indemnify the Purchaser, the Company and its Subsidiaries and hold them harmless for, from and against all Losses for: (i) all Taxes of the Company and its Subsidiaries imposed by law in respect of any Pre-Closing Tax Period excluding any liability for Taxes in respect of any Pre-Closing Tax Period accrued on the Financial Statements; (ii) all Taxes for which the Company or any of its Subsidiaries is liable as a result of having been a member of a consolidated, combined or unified group during any Pre-Closing Tax Period (whether or not such Taxes relate to a Pre-Closing Tax Period); (iii) all Taxes attributable to the distribution or other transfer of the Excluded Assets; and (iv) all Taxes for which the Company or any of its Subsidiaries is liable arising out of or relating to the sale of the Option or exercise thereof or any of the transactions incident to the Option Agreement. The indemnification under this Section 5.19 shall be subject to the limitations set forth in Article VI or elsewhere in this Agreement. The Sellers shall reimburse the Purchaser Indemnified Parties for any Taxes of either the Company or any Subsidiary which are the responsibility of the Sellers pursuant to this Section 5.19(a) at least five (5) days prior to payment of such Taxes by the Purchaser, the Company or any Subsidiary.

(b) For all purposes of this Agreement, in the case of any Straddle Period, the Taxes of the Company and its Subsidiaries shall be computed as if the actual taxable period ended on and included the Closing Date, except in the case of ad valorem real or personal property Taxes, if any, of the Company or its Subsidiaries, which shall be allocated to the portion of the Straddle Period ending on the Closing Date in accordance with the ratio of the number of days in such portion to the total number of days in the Straddle Period.

(c) After the Closing Date, the Purchaser and the Sellers shall provide each other, and the Purchaser shall cause the Company and its Subsidiaries to provide the Sellers, with such cooperation and information relating to the Company and each of its Subsidiaries as either party may reasonably request in: (a) filing any Tax Return, amended Tax Return or claim for refund; (b) determining any Tax liability or a right to refund of Taxes; (c) conducting or defending any audit or other proceeding in respect of Taxes; or (d) effectuating the terms of this Agreement. After the Closing Date, each of the Purchaser and the Sellers shall: (i) timely sign and deliver such certificates and forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described therein; (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing, including giving access, upon reasonable request, to information, records and documents necessary to prepare such Tax Returns; and (iii) cooperate fully in preparing for any audits of, or disputes with any Government Entity regarding, Taxes of the Company or any of its Subsidiaries.

Section 5.20 Transition Services

On or prior to the Closing Date, the Sellers, the Company and the Purchaser shall cooperate with each other to determine whether the Sellers, with respect to the Excluded Assets, or the Purchaser, with respect to the Business, can provide certain transition services to the other on mutually agreed terms to facilitate the change in ownership and operation of the Excluded Assets and the Business; provided, however, that the failure of the Sellers, the Company and the Purchaser to enter into an agreement regarding any such transition services shall not be a breach of the covenant set forth above.

Section 5.21 Amendment or Restatement of Charter

The Company shall cause its Certificate of Incorporation, as amended, to be amended or restated as necessary to create a class of preferred stock with 7,746 authorized shares having all of the rights, conditions and privileges set forth on Exhibit H attached hereto.

ARTICLE VI.
SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties

All of the representations and warranties contained in Articles II, III and IV above shall survive the Closing hereunder for a period of 18 months; provided that the representations and warranties set forth in Sections 3.3, 4.3 and 4.8 shall survive the Closing hereunder until the earlier of (x) the date that is sixty (60) days after the expiration of the longest applicable statute of limitations or (y) the fifth anniversary of the Closing Date. In no event shall any party be entitled to assert a claim for indemnification under this Article VI unless such claim is first made on or prior to the 18-month anniversary of the Closing Date; provided, however, that such 18-month survival period shall not apply to any claim based on fraud, pursuant to Section 5.19(a) or Section 6.2(b)(iii), or that arises from a breach of the representations in Sections 3.3, 4.3 and 4.8, which claims may be asserted until the earlier of (x) the date that is sixty (60) days after the expiration of the longest applicable statute of limitations or (y) the fifth (5th) anniversary of the Closing Date.

Section 6.2 Indemnification Obligations of the Sellers

(a) Subject to the other terms of this Article VI, from and after the Closing, each Seller shall indemnify and hold harmless the Purchaser and its Affiliates (including the Company and its Subsidiaries after the Closing), stockholders, officers, directors, employees and agents, and their respective successors and assigns (collectively, the “Purchaser Indemnitees”), in respect of any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) the breach by such Seller of any of the representations and warranties contained in Article III hereof (provided, however, that the Seller Representative is given an Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above); and

(ii) the breach by such Seller of any of its or his obligations under Section 5.11 hereof.

(b) Subject to the other terms of this Article VI, from and after the Closing, the Sellers shall indemnify and hold harmless the Purchaser Indemnitees, in respect of any Loss which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) the breach of any of the representations and warranties contained in Article IV hereof (provided, however, that (A) each Seller’s and the Company’s compliance with the covenants contained in this Agreement on or prior to the Closing Date shall not result in a breach of such representations and warranties and (B) the Seller Representative is given an Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above);

(ii) the breach by the Sellers or the Company of any of the covenants made by it or him in any of the Transaction Documents (other than the obligations under Section 5.11);

(iii) the ownership or operation of the Excluded Assets;

(iv) the matters set forth on the Environmental Matters Schedule or Litigation Schedule and marked with an asterisk (*);

(v) any lawsuit first filed against the Company or any of its Subsidiaries after the Execution Date and before the Closing Date so long as such lawsuit (A) is brought by, and on behalf of, a Person that is not a Purchaser Indemnitee and is initiated, maintained and prosecuted completely independent of any Purchaser Indemnitee and (B) is either based on facts or circumstances (I) related to the matters described on the Litigation Schedule and marked with an asterisk (*) or (II) constituting a breach of a representation or warranty by the Sellers or the Company contained in Article III or Article IV hereof; or

(vi) (A) the Company’s failure to timely file, if applicable, the independent auditor’s report with the 2005 Form 5500 for the 401(k) Plan or (B) the Company’s failure, if any, to comply with the notice requirements of Code Section 401(k)(12)(D).

Section 6.3 Indemnification Obligations of the Purchaser

Subject to the other terms of this Article VI, from and after the Closing, the Purchaser shall indemnify and hold harmless the Sellers and their respective Affiliates, stockholders, officers, managers, directors, employees and agents, and their respective successors and assigns (collectively, the “Seller Indemnitees”), in respect of any Loss which any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(a) the breach of any of the representations and warranties of, the Purchaser contained in Article II hereof (provided, however, that the Purchaser is given an Indemnification Claim Notice during the applicable survival period specified in Section 6.1 above); or

(b) the breach by the Purchaser (or the Company with respect to the period following the Closing Date) of any of the covenants made by it (or the Company with respect to the period following the Closing Date) in any of the Transaction Documents.

Section 6.4 Limitations on Indemnification

(a) Notwithstanding anything to the contrary in this Agreement, the terms set forth below in this Section 6.4 shall apply to any claim for monetary damages under Section 5.19, Section 6.2 or Section 6.3. No party shall be entitled to assert any claim for indemnification pursuant to Section 6.2(a)(i), Section 6.2(b)(i), (iii) or (v) or Section 6.3(a) unless and until the amount of the Losses sustained by such party with respect to any individual matter exceeds $25,000. In addition, no party shall be obligated to indemnify another party with respect to any Losses as to which a party is otherwise entitled to assert any claim for indemnification pursuant to Section 6.2(a)(i), Section 6.2(b)(i), Section 6.2(b)(v) or Section 6.3(a) unless and until the aggregate amount of the Losses attributable to the Purchaser Indemnitees or the Seller Indemnitees arising from claims exceeding the $25,000 threshold above under Section 6.2(a)(i), Section 6.2(b)(i), Section 6.2(b)(v) or Section 6.3(a), as the case may be, exceeds $1,000,000 (the “Basket Amount”); thereafter the Indemnifying Party shall indemnify the Purchaser Indemnitees or the Seller Indemnitees, as the case may be, for any amounts in excess thereof, subject to the other limitations set forth below; and provided, further, that, the foregoing Basket Amount shall not apply to any claim based on fraud or that arises from a breach of the representations in Sections 3.3, 4.3 and 4.8. Notwithstanding anything in this Agreement to the contrary: (i) no Seller shall have any liability under Section 6.2(a)(i) in excess of its or his percentage interest in the Escrow Fund, which percentage interest is set forth on an exhibit to the Escrow Agreement, and the Purchaser’s sole and exclusive recourse for monetary damages against any Seller related thereto shall be limited to such Seller’s percentage interest of the Escrow Fund, while such funds remain in the Escrow Fund, except with respect to any claim based on fraud or for indemnification arising from a breach by such Seller of its or his representations and warranties under Section 3.3, which liability shall be limited to the portion of the Purchase Price actually received by such Seller pursuant to this Agreement; (ii) no Seller shall have any liability under Section 6.2(b) (other than with respect to a breach by the Company of its representations and warranties under Sections 4.3 and 4.8 ) in excess of its or his percentage interest in the Escrow Fund, which percentage interest is set forth on an exhibit to the Escrow Agreement, and the Purchaser’s sole and exclusive recourse for monetary damages against any Seller related thereto shall be limited to such Seller’s percentage interest of the Escrow Fund, while such funds remain in the Escrow Fund, except with respect to any claim based on fraud or pursuant to Section 6.2(b)(iii), which liability shall be limited to the portion of the Purchase Price actually received by such Seller pursuant to this Agreement; and (iii) no Seller shall have any liability under Section 5.19 or with respect to a breach by the Company of its representations and warranties under Section 4.8 in excess of the sum of (A) its or his percentage interest in the Escrow Fund, which percentage interest is set forth on an exhibit to the Escrow Agreement and (B) the same such percentage interest in (i) $12,000,000 minus (ii) the aggregate amount of all indemnification obligations of the Sellers pursuant to Section 6.2 or Section 5.19 released from the Escrow Fund to Purchaser Indemnitees, and the Purchaser’s sole and exclusive recourse for monetary damages against any Seller related thereto shall be limited to such Seller’s percentage interest of the Escrow Fund while such funds remain in the Escrow Fund and the same such percentage interest in (i) $12,000,000 minus (ii) the aggregate amount of all indemnification obligations of the Sellers pursuant to Section 6.2 or Section 5.19 released from the Escrow Fund to Purchaser Indemnitees.

(b) In calculating the amount of Losses suffered or incurred by a party for which indemnification is sought under this Agreement, there shall be deducted the amount of: (i) any insurance actually paid to such party as a result of any such loss; and (ii) any Net Income Tax Benefit attributable to such Losses. For purposes of this Agreement, “Net Income Tax Benefit” shall be an amount equal to the present value of the net reduction in the liability for Income Taxes of the Company and the Subsidiaries during any period as a consequence of such Loss. The present value amount of the Net Income Tax Benefit shall be determined by: (i) using a discount rate equal to four percent (4%), (ii) discounting back to the date on which the applicable indemnity payment is due, and (iii) assuming that the Net Income Tax Benefit is used to reduce net income after all other tax deductions, and using such other reasonable assumptions regarding the date (or dates) on which such Net Income Tax Benefit will be realized.

(c) The Purchaser acknowledges and agrees that although the Purchaser Indemnitees are entitled to assert claims for indemnification pursuant to Section 5.19 or Section 6.2 against the Sellers, the Purchaser Indemnitees shall not be entitled to recovery from the Sellers or the Escrow Fund prior to pursuing in good faith all of the remedies available to the Company and its Subsidiaries relating to such claims against the applicable third parties who have agreed to indemnify the Company and its Subsidiaries pursuant to that certain Stock Purchase Agreement among the Company, Mercury Air Group, Inc. and Allied Capital Corporation dated October 28, 2003, as amended, or the stock purchase agreements, asset purchase agreements or merger agreements entered into between such third parties and the Company and its Subsidiaries as listed on section (a)(xvi) of the Contracts Schedule; provided, however, that in the event that any such third party is subject to a voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for such third party’s business or property, Purchaser shall be entitled to recovery from the Sellers or the Escrow Fund prior to exhausting all of the remedies available to the Company and its Subsidiaries and, in such event, the Purchaser shall assign to the Seller Representative, on behalf of the Sellers, any and all rights and claims of the Company and its Subsidiaries against such third party. If the Purchaser Indemnitees receive reimbursements or other payments from third parties regarding claims for indemnification asserted pursuant to Section 5.19 or Section 6.2 based upon the indemnities from such third parties in favor of the Company and its Subsidiaries, then the claims for indemnification asserted by the Purchaser Indemnitees against the Sellers under Section 5.19 or Section 6.2 shall be reduced by the amount of such reimbursements or other payments.

Section 6.5 Indemnification Procedures

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 5.19, Section 6.2 or Section 6.3 above (an “Indemnified Party”) must give the Party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Government Entity or other third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Section 6.2(a)(i), Section 6.2(b) or Section 6.3(a) above must be made by notice given within the applicable survival period specified in Section 6.1 above). Such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). No failure or delay on the part of the Indemnified Party to so notify an Indemnifying Party shall limit any obligations of the Indemnifying Party except to the extent that the Indemnifying Party has been prejudiced thereby.

(b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Agreement with respect to Losses arising from claims of any third party that are subject to the indemnification provided in Section 5.19, Section 6.2 or Section 6.3 above shall be governed by and contingent upon the following additional terms and conditions:

(i) At its option an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party; provided, that, the Indemnified Party shall be entitled to assume control of the defense of any claim, without prejudicing its rights to indemnification from an Indemnifying Party, if (A) the claim could reasonably be expected to have a Material Adverse Effect or a Purchaser Material Adverse Effect or (B) the aggregate liability arising from the claim could reasonably be expected to exceed the Indemnifying Party’s liability to the Indemnified Party.

(ii) Notwithstanding Section 6.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party's own expense unless: (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing; or (B) the Indemnifying Party has failed to assume the defense and employ counsel (within 15 Business Days after written notice from the Indemnified Party), in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed) unless such judgment or settlement contains an unconditional release of the Indemnifying Party without any liability of such Indemnifying Party, and the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) unless such judgment or settlement contains an unconditional release of the Indemnified Party without any liability of such Indemnified Party.

(c) Manner of Payment by the Purchaser. Any indemnification obligations of the Purchaser pursuant to Section 6.3 shall be paid to the Seller Indemnitees on a pro rata basis based upon each Seller’s ownership of the Initial Closing Shares and the Option Shares immediately prior to the Closing Date, if applicable, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Indemnitees within 15 days after the determination thereof.

(d) Manner of Payment by Sellers. Any indemnification obligations of the Sellers pursuant to Section 6.2 or Section 5.19 shall be paid to the Purchaser, by wire transfer of immediately available funds by the Escrow Agent from the Escrow Fund, to the accounts designated in writing by the applicable Purchaser Indemnitees within 15 days after the determination thereof. Notwithstanding the foregoing, to the extent that an indemnification obligation of a Seller is not able to be satisfied in full from such Seller’s percentage interest in the Escrow Fund, such Seller shall pay any such deficiency to the Purchaser Indemnitees by wire transfer of immediately available funds to the accounts designated in writing by the applicable Purchaser Indemnitees within 15 days after the determination thereof.

Section 6.6 Exclusive Remedy

If the Closing occurs, the monetary remedies set forth in this Article VI, the indemnification provisions set forth in Section 5.19, and the specific performance remedy set forth in Section 9.3 shall provide the sole and exclusive remedies arising from this Agreement and the transactions contemplated by this Agreement. In the event this Agreement is terminated without the occurrence of the Closing, the sole and exclusive remedies of the Parties shall be as set forth in Section 9.1. The Parties acknowledge and agree that the remedies set forth in this Section 6.6 supersede any other remedies available at law or in equity including rights of rescission and claims arising under applicable statutes, other than Purchaser’s right to bring or recover monetary damages for a fraud claim against a particular Seller based on (i) that Seller’s misstatement of a material fact through that Seller’s representations and warranties contained in Article III or (ii) that Seller’s actual knowledge of a misstatement of a material fact made by the Company through its representations and warranties contained in Article IV, in each case as qualified by the Company’s disclosure schedules. The Parties covenant not to sue, assert any arbitration claim or otherwise threaten any claim other than those described in this Section 6.6 as being available under the particular circumstances described in this Section 6.6.

ARTICLE VII.
CONDITIONS TO THE CLOSING

Section 7.1 Conditions of the Purchaser’s Obligation

The Purchaser’s obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in Articles III and IV above shall be true and correct in all material respects (after giving effect to any updated disclosure Schedule delivered pursuant to Section 5.4(b)) at and as of the Closing as though then made (except to the extent that such representations and warranties relate solely to an earlier date, in which case as of such earlier date). The Sellers and the Company shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it or him pursuant to the Transaction Documents prior to the Closing, except as otherwise contemplated by Section 5.3(b).

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity, the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Absence of Changes. From and after the date hereof, no Material Adverse Change shall have occurred.

(d) HSR Waiting Period. The waiting period applicable to the consummation of the purchase and sale of the Initial Closing Shares and the Option Shares under the HSR Act shall have expired or shall have been terminated.

(e) Distribution of Excluded Assets. The Company shall have effected the distribution of the Excluded Assets pursuant to Section 5.12.

(f) Required FBO Estoppels; Consents. The Sellers, the Company or its Subsidiaries shall have obtained and delivered to the Purchaser executed Airport Estoppels from each of the airport authorities designated as a “Required Authority” on the attached Airport Estoppel Schedule except for those Airport Estoppels that are removed from the list of “Required Authorities” in accordance with Section 5.1. The Purchaser shall have received written evidence of the consents marked with an asterisk (*) on the Consents Schedule.

(g) Closing Documents. The Company shall have delivered to the Purchaser the following documents:

(i) a certificate of an officer of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying that the conditions set forth in Section 7.1(a) and Section 7.1(c) have been satisfied;

(ii) a copy of the resolutions duly adopted by the board of directors and the stockholders of the Company authorizing the execution, delivery and performance by the Company of each Transaction Document to which the Company is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Company;

(iii) certificates for the Company and each Subsidiary of the Secretary of State (or other applicable Government Entity) of the state of organization of such entity, and each state where such entity is qualified to do business as a foreign entity (each dated not more than 10 Business Days prior to the Closing), as to the good standing and existence or qualification (as the case may be) of each such entity;

(iv) a certificate of an officer of the Company, dated as of the Closing Date and signed by an executive officer of the Company, expressly certifying the capital expenditures incurred and paid by the Company and its Subsidiaries after January 1, 2007 through the Closing Date regarding each FBO; provided, however, that only budgeted capital expenditures included on the FBO Capital Expenditure Schedule shall be taken into account for purposes of the certificate;

(v) a statement from the Company and the Subsidiaries (in such form as may be reasonably requested by counsel to Purchaser) conforming to the requirements of Treas. Reg. §§ 1.897-2(c)(3) and 1.897 - 2(h) of the United States Treasury Regulations, along with a letter of the Company and the Subsidiaries authorizing the Purchaser to deliver on behalf of the Company and the Subsidiaries the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations;

(vi) the original minute books for the Company and each Subsidiary;

(vii) a certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying (A) that attached to such certificate are true and complete copies of (1) the charter documents of the Company and each Subsidiary, and (2) all resolutions of the Board of Directors of the Company relating to this Agreement and the transactions contemplated hereby, and (B) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and each other Transaction Document or any certificate or instrument furnished pursuant thereto;

(viii) for each Seller that is a corporation or limited liability company, a certificate, dated as of the Closing Date, signed by an appropriate officer or manager of such Seller, certifying as to the incumbency and specimen signature of the representative of the Seller executing this Agreement and each other Transaction Document or any certificate or instrument furnished by such Seller pursuant thereto, and that this Agreement and each other Transaction Document executed by such Seller is duly and validly authorized and constitutes a binding obligation of the Seller, and attaching true and complete copies of all resolutions of the Board of Directors (or Board of Managers) of such Seller relating to this Agreement and the transactions contemplated hereby;

(ix) payoff letters from each of the lenders under the Indebtedness listed on items 1 and 2 of the Indebtedness Schedule, which letters shall include a provision for termination of all applicable liens and the right of the Company to file termination statements with respect thereto;

(x) the written resignations, effective as of the Closing Date, of the directors and statutory officers of the Company and the Subsidiaries;

(xi) the Escrow Agreement duly executed by the Seller Representative; and

(xii) an opinion of the Company’s counsel, dated as of the Closing Date and addressed to Purchaser, substantially in the form of Exhibit F.

(h) Atlanta Escrow Assignment. The Seller shall have delivered to the Purchaser an assignment and assumption agreement executed by Allied Capital Corporation assigning to the Purchaser all of Allied Capital Corporation’s rights and obligations under the Escrow Agreement dated April 12, 2004 among Allied Capital Corporation, Mercury Air Group, Inc. and US Bank, NA, successor to Wachovia Bank National Association.

(i) Termination of Certain Affiliate Transactions. The Sellers shall have terminated the agreements marked with an asterisk (*) set forth on the Affiliate Transactions Schedule, including without limitation that certain Consulting Agreement, dated as of February 15, 2005, between the Company and Directional Aviation Group, LLC.

(j) Stock Exchange. Kenneth C. Ricci shall have exchanged the Ricci Shares for shares of preferred stock of the Company, immediately prior to the Closing, pursuant to the terms and conditions set forth on Exhibit H attached hereto.

(k) Option Agreement. Kenneth C. Ricci shall have delivered to the Purchaser an executed counterpart to the Option Agreement.

Any condition set forth in this Section 7.1 may be waived by the Purchaser.

Section 7.2 Conditions of the Sellers’ Obligation

The Sellers’ obligation to effect the Sale at the Closing is subject to the satisfaction as of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article II above shall be true and correct in all material respects at and as of the Closing as though then made (except to the extent that such representations and warranties relate to an earlier date, in which case as of such earlier date). The Purchaser shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Government Entity, the result of which could prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents, cause any such transaction to be rescinded following such consummation, or adversely affect the Purchaser’s performance of its obligations pursuant to the Transaction Documents, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) HSR Waiting Period. The waiting period applicable to the consummation of the purchase and sale of the Initial Closing Shares and the Option Shares under the HSR Act shall have expired or shall have been terminated.

(d) Purchaser Closing Documents. The Purchaser shall have delivered to the Sellers the following documents:

(i) a certificate of an officer of the Purchaser, dated as of the Closing Date and signed by an executive officer of the Purchaser, expressly certifying that the condition in Section 7.2(a) has been satisfied;

(ii) a copy of the resolutions duly adopted by the member of the Purchaser authorizing the Purchaser’s execution, delivery and performance of each Transaction Document to which the Purchaser is a party and the consummation of the Sale and all other transactions contemplated by the Transaction Documents, as in effect as of the Closing, certified by an officer of the Purchaser; and

(iii) a certificate (dated not less than ten (10) Business Days prior to the Closing) as to the good standing of the Purchaser in its jurisdiction of its formation.

(e) Atlanta Escrow Assignment. The Purchaser shall have delivered to the Seller an executed counterpart to the assignment and assumption agreement referenced in Section 7.1(h).

(f) Option Agreement. The Purchaser or an Affiliate shall have delivered to Kenneth C. Ricci an executed counterpart to the Option Agreement.

Any condition set forth in this Section 7.2 may be waived by the Seller Representative.

ARTICLE VIII.
DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired FBO” has the meaning set forth in Section 5.11(a).

An “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such first Person within the meaning of the Securities Exchange Act of 1934, as amended.

“Affiliate Transactions Schedule” means the disclosure schedule referred to in Section 4.14.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“Airport Estoppel” has the meaning set forth in Section 5.1(b).

“Airport Estoppel Schedule” means the disclosure schedule referred to in Section 5.1(b).

“Automatic Elimination” has the meaning set forth in Section 5.1(d).

“Bank Account Schedule” means the disclosure schedule referred to in Section 4.19.

“Basket Amount” has the meaning specified in Section 6.4(a).

“Business” means the business of the Company and its Subsidiaries, as conducted on the date of this Agreement, excluding the ownership and operation of the Excluded Assets.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capitalization Schedule” means the disclosure schedule referred to in Section 4.3(a).

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash, all cash equivalents and all marketable securities as of the opening of business on the Closing Date determined in accordance with GAAP.

“Closing” and “Closing Date” have the respective meanings set forth in Section 1.3.

“Closing Balance Sheet” has the meaning specified in Section 1.7(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Deductible Transaction Expenses” has the meaning specified in Section 1.8.

“Company Employee Benefit Plans” means Employee Benefit Plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any Liability (whether actual, contingent, with respect to any of its assets or otherwise).

“Company Group” means each affiliated, combined, consolidated or unitary group of which the Company or any Subsidiary is a member.

“Compliance Schedule” means the disclosure schedule referred to in Section 4.7.

“Confidentiality Agreement” means the Confidentiality Agreement executed by the Purchaser and the Company, a copy of which is attached hereto as Exhibit D.

“Conflicts Schedule” means the disclosure schedule referred to in Section 3.2(b).

“Contracts Schedule” means the disclosure schedule referred to in Section 4.17.

“Consents Schedule” means the disclosure schedule referred to in Section 4.2.

“Covered Persons” has the meaning set forth in Section 5.10(a).

“Developments Schedule” means the disclosure schedule referred to in Section 4.5.

“D&O Indemnification Schedule” means the disclosure schedule referred to in Section 5.10.

“EGTRRA” means the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Employee Benefit Plan” means “employee benefit plans” within the meaning of Section 3(3) of ERISA and any other material employee benefit arrangements or payroll practices, including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, plant closing benefits, salary continuation for disability, consulting or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any Person.

“Employee Benefits Schedule” means the disclosure schedule referred to in Section 4.13.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Schedule” means the disclosure schedule referred to in Section 4.16.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(l) of ERISA.

“Environmental Laws” means all federal, state, and local statutes, regulations and ordinances concerning pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act of 1986, as amended as of the Closing Date, and Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, existence, treatment, storage, disposal, arrangement for transport, arrangement for disposal, transport, report, or handling of Hazardous Materials, but not including zoning and land use laws.

“Environmental Matters Schedule” means the disclosure schedule referred to in Section 4.9.

“Environmental Permits” has the meaning set forth in Section 4.9(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company or any of its Subsidiaries, is or was treated as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Regions Bank Corporate Trust, 951 East Byrd Street, Suite 930, Richmond, Virginia 23219, Attn: Joy D. Edwards, Vice President.

“Escrowed DAG Shares” has the meaning specified in Section 1.9(c).

“Escrow Fund” has the meaning specified in Section 1.4(c)(i).

“Estimated Closing Balance Sheet” has the meaning specified in Section 1.6(a).

“Estimated Net Working Capital” has the meaning specified in Section 1.6(a).

“Estimated Net Working Capital Calculation” has the meaning specified in Section 1.6(a).

“Estimated Working Capital Deficiency” has the meaning specified in Section 1.6(e).

“Estimated Working Capital Surplus” has the meaning specified in Section 1.6(d).

“Excluded Assets” has the meaning specified in Section 4.4(a).

“Excluded Assets Schedule” means the disclosure schedule referred to in Section 4.4(a).

“Execution Date” has the meaning specified in the preamble.

“FBO” means fixed base operations.

“FBO Lease” has the meaning specified in Section 4.17(a)(ix).

“Final Working Capital Deficiency” has the meaning specified in Section 1.7(e).

“Final Working Capital Surplus” has the meaning specified in Section 1.7(e).

“Financial Statements” has the meaning specified in Section 4.4(a).

“Financial Statements Schedule” means the disclosure schedule referred to in Section 4.4.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Entity” means the United States of America or any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“GUST” means the Uruguay Round Agreements Act (GATT), the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA), the Small Business Job Protection Act of 1996 (SBJPA), the Taxpayer Relief Act of 1997 (TRA ’97), the Internal Revenue Service Restructuring and Reform Act of 1998 (RRA ’98), and the Community Renewal Tax Relief Act of 2000 (CRA).

“Hazardous Materials” has the meaning set forth in Section 4.9(a)(vi).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty or addition thereto.

“Income Tax Return” means any return, declaration, report, or information statement or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indebtedness” means, without duplication, all obligations of the Company or its Subsidiaries: (i) for borrowed money; (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) in respect of the deferred purchase price of property or services (excluding accounts payable and other current liabilities incurred in the ordinary course of business); (iv) under leases required to be capitalized in accordance with GAAP; and (v) in respect of all guarantees by the Company or any Subsidiary on account of indebtedness for borrowed money of any other Person. “Indebtedness” specifically excludes: (a) outstanding letters of credit set forth on the Letter of Credit Schedule; and (b) indebtedness to certain fuel suppliers to fund facilities improvements that is scheduled to be forgiven over the term of a related fuel supply agreement.

“Indebtedness Schedule” means the disclosure schedule referred to in Section 4.4(b).

“Indemnification Claim Notice” has the meaning specified in Section 6.5(a).

“Indemnified Party” has the meaning specified in Section 6.5(a).

“Indemnifying Party” has the meaning specified in Section 6.5(a).

“Independent Auditors” has the meaning specified in Section 1.7(c).

“Initial Closing Shares” has the meaning set forth in the recitals to this Agreement.

“Initial Closing Shares Escrow Fund” has the meaning specified in Section 1.4(a)(i).

“Insurance Schedule” means the disclosure schedule referred to in Section 4.15.

“Intellectual Property” means all patents and patent applications; registered and material unregistered copyrights; registered and material unregistered trademarks, service marks, trade names or domain names, computer software; all trade secrets, know-how, manufacturing and production processes, recipes, drawings, and designs; in each case including, without limitation, the items set forth on the Intellectual Property Schedule.

“Intellectual Property Schedule” means the disclosure schedule referred to in Section 4.10.

“Interim Operations Schedule” means the disclosure schedule referred to in Section 5.2.

“Knowledge” means: (a) as it applies to the representations and warranties made by the Company in Article IV, the actual knowledge of Kenneth C. Ricci, Michael A. Rossi, J. Christopher Herzberg, Karel Van Der Linden, Robert Sullivan and Randall L. Jones without any duty to investigate or conduct independent inquiry; and (b) as it applies to the representations and warranties made by any particular Seller in Article III, the actual knowledge of such Seller, in the case of an individual Seller (or Kenneth C. Ricci and Mike Rossi in the case of Directional Aviation Group, LLC or Daniel L. Russell in the case of Allied Capital Corporation), without any duty to investigate or conduct independent inquiry provided that the Knowledge of any particular Seller shall not be imputed to another Seller.

“Landlord Property Leases” has the meaning set forth in Section 4.11(e).

“Latest Balance Sheet” means the Company’s unaudited balance sheet as prepared by management as of December 31, 2006.

“Legal Requirement” means any requirement arising under any action, law, treaty, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental Law.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

“Lien” means any lien, claim, restriction, charge, mortgage, pledge, condemnation award, expropriation award, encumbrance, hypothecation, lease, sublease, preferential purchase right, option, conditional sales contract, security interest or encumbrance of any nature whatsoever.

“Litigation Schedule” means the disclosure schedule referred to in Section 4.12.

“Loss” means, with respect to any Person, any damages, claims, Liabilities, losses, Taxes, costs and expenses (including reasonable fees and expenses of counsel and court costs), excluding punitive damages, consequential damages (including lost profits) or exemplary damages, unless and solely to the extent that such punitive, consequential or exemplary damages are actually paid to a third party.

“Material Adverse Change” means an event, condition or circumstance or related series thereof that results in, or could reasonably be expected to result in, a Material Adverse Effect.

“Material Adverse Effect” has the meaning specified in the Material Adverse Effect Schedule.

“Material Contracts” has the meaning specified in Section 4.17(b).

“MRO Activities” has the meaning specified in Section 4.4(d).

“Net Income Tax Benefit” has the meaning specified in Section 6.4(b).

“Net Working Capital” means, for purposes of Section 1.7 above, the excess of the consolidated current assets (excluding Cash on Hand) of the Company and its Subsidiaries as of the closing of business on the Closing Date over the consolidated current liabilities (excluding current portions of Indebtedness) of the Company as of the closing of business on the Closing Date determined in accordance with GAAP, except as otherwise specified below, and calculated in conformity with the methodology set forth on Exhibit G attached hereto. In determining consolidated assets and liabilities hereunder: (a) all normal or recurring monthly accounting entries shall be taken into account and all known errors and omissions shall be corrected; (b) all known proper adjustments shall be made; (c) appropriate reserves for all known and quantifiable liabilities and obligations for which reserves are appropriate in accordance with GAAP shall be included in the calculation; (d) inventory shall be accounted for on a basis consistent with the preparation of the Latest Balance Sheet; and (e) for purposes of calculating the accrued liability or any claim for a refund of Income Taxes, the Company and its Subsidiaries shall treat the Closing Date as the last day of their taxable year.

“Objection Notice” has the meaning specified in Section 1.7(b).

“Option” means the rights of the Purchaser to purchase, and Kenneth C. Ricci to sell, the Option Shares in accordance with the terms and conditions of the Option Agreement.

“Option Agreement” means the agreement, substantially in the form attached hereto as Exhibit I, with respect to the Option Shares.

“Option Purchase Price” has the meaning specified in Section 1.2(b).

“Option Shares” has the meaning set forth in the recitals to this Agreement.

“Option Shares Escrow Fund” has the meaning specified in Section 1.4(c)(i).

“Option Shares Exercise Price” has the meaning specified in Section 1.2(c).

“Parties” has the meaning set forth in the recitals to this Agreement.

“Permitted Liens” means: (i) statutory Liens for current Taxes or assessments, or other similar governmental charges, not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other similar Liens arising or incurred in the ordinary course of business not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) zoning, entitlement and other land use or environmental regulations by any Government Entity that have not been materially violated; (iv) Liens that represent purchase money security interests for personal property purchased in the ordinary course of business; (v) Liens created by or arising out of the express terms of any Real Property Lease; (vi) Liens securing the Indebtedness listed on the Indebtedness Schedule; and (vii) such other Liens that would not, individually or in the aggregate, reasonably be expected materially and adversely to affect the value, marketability or continued use (consistent with the historical use thereof) of the assets subject thereto.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

“Pre-Closing Tax Period” means: (A) any taxable period ending on or before the Closing Date; or (B) the portion of any Straddle Period (as defined below) which ends on the Closing Date.

“Proceeding” has the meaning specified in Section 6.5(a).

“Proposed Closing Balance Sheet” has the meaning set forth in Section 1.7(a).

“Proposed Net Working Capital” has the meaning set forth in Section 1.7(a).

“Proposed Net Working Capital Calculation” has the meaning set forth in Section 1.7(a).

“Purchase Price” has the meaning specified in Section 1.2(c).

“Purchaser” has the meaning set forth in the recitals to this Agreement.

“Purchaser Indemnitees” has the meaning specified in Section 6.2(a).

“Purchaser Material Adverse Effect” means a material adverse effect on the business, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchaser.

“Real Estate Schedule” means the disclosure schedule referred to in Section 4.11.

“Real Property Leases” has the meaning set forth in Section 4.11(b).

“Reimbursable Cap-Ex Amount” has the meaning set forth in Section 1.5.

“Release” has the meaning set forth in Section 4.9(a)(vi).

“Released Claims” has the meaning set forth in Section 5.18.

“Required Authority” has the meaning set forth in Section 5.1(d).

“Ricci Shares” has the meaning set forth in the recitals to this Agreement.

“Sale” has the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” and “Sellers” has the meaning set forth in the recitals to this Agreement.

“Seller Elimination” has the meaning set forth in Section 5.1(e).

“Seller Indemnitees” has the meaning specified in Section 6.3.

“Seller Representative” has the meaning set forth in Section 1.9(a).

“Service Providers” has the meaning set forth in Section 4.16(a)(i).

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsequent Closing” has the meaning specified in Section 1.4(c).

“Subsequent Closing Date” has the meaning specified in Section 1.4(c)(i).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (a) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Subsidiaries Schedule” means the disclosure schedule referred to in Section 4.3(b).

“Target Net Working Capital” has the meaning specified in Section 1.6(b).

“Tax” (and “Taxes” and “Taxable”) means: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Government Entity responsible for the imposition of any such tax (domestic or foreign); (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period; (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person; and (iv) any liability for the payment of any amounts of the type described in clause (i) as a result of a legal obligation to collect and remit to any Government Entity any such amounts which are imposed on any other Person.

“Tax Return” means any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information returns and reports) filed or required to be filed with respect to Taxes, including any amendments, supplements, schedules or supporting material in connection therewith.

“Taxes Schedule” means the disclosure schedule referred to in Section 4.8.

“Transaction Documents” means this Agreement and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party, pursuant to any of the foregoing.

“Transaction Expenses” has the meaning specified in Section 1.8.

“Transaction Expenses Schedule” means the disclosure schedule referred to in Section 1.4(a)(ii).

“US Bank Escrow Agreement” has the meaning specified in Section 1.9(c).

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Termination

This Agreement may be terminated:

(a) at any time prior to the Closing by mutual written agreement of the Purchaser and the Sellers; or

(b) by the Purchaser, at any time prior to the Closing in the event that any of the Sellers or the Company is in breach, in any material respect, of the representations, warranties or covenants (except as limited by Section 5.4(b)) made by any of the Sellers or the Company in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Purchaser set forth in any Transaction Document) and such breach is not cured within 10 days or otherwise renders the conditions set forth in Section 7.1 incapable of being satisfied; or

(c) by the Sellers, at any time prior to the Closing in the event the Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by the Purchaser in this Agreement (provided, that such condition is not the result of any breach of any covenant, representation or warranty of the Sellers set forth in any Transaction Document) and such breach is not cured within 10 days or otherwise renders the conditions set forth in Section 7.2 incapable of being satisfied; or

(d) by the Sellers and the Company, on the one hand, and the Purchaser, on the other hand, at any time after October 22, 2007, if the Closing shall not have occurred; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a material contributing cause of, or resulted in, the failure of the Closing to occur on or before the date referenced above.

Any termination of this Agreement pursuant to any of clauses (b) through (d) of this Section 9.1 shall be effected by written notice from the Sellers to the Purchaser (if the Sellers are the terminating Party) or from the Purchaser to the Sellers (if the Purchaser is the terminating Party). In the event of the termination of this Agreement pursuant to this Section 9.1, all obligations of the Parties hereto to each other with respect to this Agreement or the transactions contemplated by this Agreement shall terminate, except for the provisions of this Section 9.1 and Sections 5.5, 5.7, 5.15, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8; provided, however, that any termination of this Agreement pursuant to clause (b) or (c) of this Section 9.1 shall not prejudice the ability of the non-breaching Party from seeking, and such non-breaching Party shall be entitled to seek, damages from any other Party for any willful and intentional breach of this Agreement, including attorneys’ fees and the right to pursue any remedy available at law or in equity.

Section 9.2 Entire Agreement

Except as otherwise provided in this Agreement, this Agreement and the Transaction Documents set forth the entire understanding of the Parties relating to the subject matter hereof, and all prior understandings, whether written or oral are superseded by this Agreement, and all prior understandings, and all related agreements and understandings are hereby terminated.

Section 9.3 Specific Performance

The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 9.4 Confidentiality

The Purchaser agrees to maintain all nonpublic information regarding the Company (with respect to the period prior to the Closing Date) and the Sellers and their respective Affiliates confidential in a manner consistent with the obligations of the Purchaser pursuant to the Confidentiality Agreement; provided, that: (a) the Sellers and the Company hereby consent to the disclosure by the Purchaser and its Affiliates of information regarding the Company, the Subsidiaries and the Business, to the extent contemplated by Section 5.3(b), or as reasonably necessary for compliance with disclosure requirements applicable to the Purchaser or any of its Affiliates, provided such disclosure is made in accordance with and pursuant to Legal Requirements (including applicable federal securities laws and stock exchange listing rules); and (b) the Purchaser hereby consents to the disclosure by the Sellers and the Company of information regarding the Purchaser and its Affiliates, as reasonably necessary for compliance with disclosure requirements applicable to the Sellers and the Company, provided such disclosure is made in accordance with and pursuant to Legal Requirements (including applicable federal securities laws and stock exchange listing rules).

Section 9.5 Amendment; Waiver

This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case upon the approval, in writing, executed by each of the Company, the Seller Representative and the Purchaser. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

Section 9.6 Successors and Assigns

Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchaser (on the one hand), or the Sellers (on the other hand) without the prior written consent of the other Party. Except as may otherwise be provided in the Option Agreement, the Purchaser may: (a) (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Initial Closing Shares, to one or more of its direct or indirect wholly owned Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.7 Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any controversy or claim arising under this Agreement shall be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and each Party submits to the jurisdiction of such court for purposes of resolving any such controversy.

Section 9.8 Notices

All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient Party has specified by prior written notice to the sending Party pursuant to the provisions of this Section 9.8.

If to the Company or the Sellers:

Mercury Air Centers, Inc.
355 Richmond Road
Richmond Heights, OH 44143
Telecopy: (216) 289-6932
Attn: Kenneth C. Ricci

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, D.C. 20006-3434
Telecopy: (202) 721-6101
Attn: Mark F. Raterman

with copies, which shall not constitute notice to the Company or the Sellers, to:

DLA Piper US LLP
1200 Nineteenth Street, NW
Washington, D.C. 20036-2412
Telecopy: (202) 223-2085
Attn: Anthony H. Rickert, Esq.

If to the Purchaser:

Macquarie FBO Holdings LLC
125 West 55th Street, 22nd Floor
New York, NY 10014
Telecopy: (212) 231-1717
Attn: Peter Stokes

with copies, which shall not constitute notice to the Purchaser, to:

Pillsbury Winthrop Shaw Pittman LLP
1650 Tysons Blvd.
Suite 1400
McLean, VA 22102
Telecopy: (703) 770-7901
Attn: Craig E. Chason, Esq.
David J. Charles, Esq.

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

Section 9.9 Schedules and Exhibits

The Schedules and Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The inclusion of any information (including dollar amounts) in any section of the Schedules shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed on such section of the Schedules or is material to or outside the ordinary course of business of the Company or the Subsidiaries, as applicable. The information contained in this Agreement, the Exhibits hereto and the Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including, any violation of a Legal Requirement or breach of contract).

Section 9.10 Counterparts

The Parties may execute this Agreement by facsimile transmission in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

Section 9.11 Time is of the Essence

The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 9.12 No Third-Party Beneficiaries

Except as otherwise expressly provided in this Agreement, no Person which is not a Party shall have any right or obligation pursuant to this Agreement.

Section 9.13 Headings

The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

WITNESS:	MACQUARIE FBO HOLDINGS LLC

/s/ Bernard Carroll	By:	/s/ Peter Stokes
Name: Peter Stokes Title: Chief Executive Officer

MERCURY AIR CENTERS, INC.

By:	/s/ Daniel L. Russell
Name: Daniel L. Russell Title: Chairman

[Signatures continued on next page]

STOCKHOLDER SIGNATURE PAGE

WITNESS:	ALLIED CAPITAL CORPORATION, as the Seller Representative

/s/ Bernard Carroll	By:	/s/ Daniel L. Russell
Name: Daniel L. Russell Title: Managing Director

WITNESS:	ALLIED CAPITAL CORPORATION

	By:	/s/ Daniel L. Russell
Name: Daniel L. Russell Title: Managing Director

WITNESS:	DIRECTIONAL AVIATION GROUP, LLC

	By:	/s/ Kenneth C. Ricci
Name: Kenneth C. Ricci Title:

By:	/s/ Kenneth C. Ricci
Kenneth C. Ricci

By:	/s/ David Moore
David Moore